         As filed with the Securities and Exchange Commission on March 6, 1998
                                                     Registration No. 33-56982

===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------



                                 POST-EFFECTIVE
                               AMENDMENT NO. 5 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  -------------


                    KFC NATIONAL PURCHASING COOPERATIVE, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                          (State or other jurisdiction
                        of incorporation or organization)

                                      5199
            (Primary standard industrial classification code number)

                                   61-0946155
                      (I.R.S. Employer Identification No.)

                                  -------------


                              950 Breckinridge Lane
                           Louisville, Kentucky 40207
                                 (502) 896-5900
               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                  ------------


                          Thomas D. Henrion, President
                    KFC NATIONAL PURCHASING COOPERATIVE, INC.
                                 P.O. Box 32033
                           Louisville, Kentucky 40232
                                 (502) 896-5900
                (Name, address including zip code, and telephone
               number, including area code, of agent for service)

                                  ------------



                                   Copies to:
                                 R. James Straus
                                 James A. Giesel
                           BROWN, TODD & HEYBURN PLLC
                             400 West Market Street
                                   32nd Floor
                         Louisville, Kentucky 40202-3363
                                 (502) 589-5400


                                  ------------
                                                       [facing sheet continues]

     Approximate date of commencement of the proposed sale to the public

     As soon as practicable after this amendment to the Registration Statement becomes effective.


                           -------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.


                                                             [X]

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    KFC NATIONAL PURCHASING COOPERATIVE, INC.

                                 --------------

   Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K.



         Form S-1 Item and Caption           Heading in Prospectus
         -------------------------           ---------------------
1.       Forepart of the Registration        Forepart of the Registration State
         Statement and Outside Front         ment and Outside Front Cover Page of
         Cover Page of Prospectus            Prospectus

2.       Inside Front and Outside Back       Inside Front and Outside Back Cover
         Cover Pages of Prospectus           Pages of Prospectus

3.       Summary Information, Risk           Prospectus Summary
         Factors and Ratio of Earnings to    *
         Fixed Charges

4.       Use of Proceeds                     Use of Proceeds

5.       Determination of Offering Price     Capitalization

6.       Dilution                            *

7.       Selling Security Holders            *

8.       Plan of Distribution                Plan of Distribution

9.       Description of Securities to be     Front Cover Page; Prospectus Summary;
         Registered                          Dividend Policy; Patronage Dividend
                                             Program; Capital Stock

10.      Interests of Named Experts and      *
         Counsel

11.      Information With Respect to the     The Cooperative; History and Operat
         Registrant                          ing Principle; Capital Stock;
                                             Selected Financial Data; Management's
                                             Discussion and Analysis of Financial
                                             Condition and Results of Operations;
                                             Operations; Management; Dividend
                                             Policy; Patronage Dividend Program;
                                             Legal Proceedings; Financial State ments

12.      Disclosure of Commission            Indemnification and Limits on
         Position on Indemnification for     Monetary Liability
         Securities Act Liabilities


*Inapplicable or answer is in the negative

PROSPECTUS

                    KFC NATIONAL PURCHASING COOPERATIVE, INC.
                              950 Breckinridge Lane
                                 P. O. Box 32033
                           Louisville, Kentucky 40207
                                 (502-896-5900)


                    529 Shares of Membership Common Stock, no
               par value Series A through G, I, J and M through Q
                1,190 Shares of Store Common Stock, no par value
                              (See "Capital Stock")


         These shares are being offered only to owners and operators of Kentucky Fried Chicken ("KFC") and Taco Bell retail outlets ("Operators").

         No market for the Common Stock exists nor is any expected to develop. The Cooperative expects to redeem shares of Membership Common Stock at a redemption price of $10.00 per share from any holder which fails or ceases to qualify as a member. The Cooperative has a right of first refusal with respect to any conveyance of Store Common Stock. With respect to Store Common Stock related to KFC retail outlets located in Canada, the Cooperative will enter into an agreement to repurchase any such shares at the original purchase price at any time after two years from the date of purchase. With respect to Store Common Stock related to retail outlets located outside of Canada, the Cooperative may, but is not obligated to, purchase Store Common Stock for not more than the amount of the book value per share at the end of the preceding fiscal year from any holder which no longer operates a retail outlet with respect to such Store Common Stock, subject to certain limitations. If the Cooperative fails to exercise its right of first refusal, the Store Common Stock may be sold or otherwise transferred, but only to qualified Operators. Membership and Store Common Stock should therefore be considered illiquid securities.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


---------------------------------------------------------------------------------------------------------------
                                               PRICE              UNDERWRITING DISCOUNTS            PROCEEDS
                                           TO OPERATORS             AND COMMISSIONS(1)            TO COMPANY(2)
---------------------------------------------------------------------------------------------------------------
Membership Common Stock
  (Series A through G, I, J
   and M through Q)
  Per Share ..........                       $       10                      None                  $       10
  Total ..............                       $    5,290                                            $    5,290
---------------------------------------------------------------------------------------------------------------
Store Common Stock
  Per Share ..........                       $      400                      None                  $      400
  Total...............                       $  476,600                                            $  476,600
---------------------------------------------------------------------------------------------------------------


(1) The offering will be made through officers, directors, employees, and other affiliates of the Cooperative. No selling commission will be paid by the Cooperative. The Cooperative will not actively market the Common Stock but will make a sale, upon the request of an Operator, if such sale may be made in accordance with applicable state securities laws, if any. See "PLAN OF DISTRIBUTION."

(2) Before deducting expenses, estimated at $15,000, to be paid by the Cooperative.

         The shares are being offered on a "best efforts" basis. There is no scheduled termination date for this offering, no minimum required purchase, nor have any arrangements been made to place the funds received in the offering in escrow, in trust or to make other similar arrangements.


              The date of this Prospectus is _______________, 1998.

         THE STOCK IS OFFERED ONLY IN UNITS CONSISTING OF ONE SHARE OF MEMBERSHIP COMMON STOCK PER OPERATOR AND ONE SHARE OF STORE COMMON STOCK FOR EACH RETAIL OUTLET OWNED AND OPERATED, EXCEPT THAT TO RETAIN THE BENEFITS OF MEMBERSHIP IN THE COOPERATIVE PRESENT MEMBERS ARE, UNDER CERTAIN CIRCUMSTANCES, REQUIRED TO PURCHASE ADDITIONAL SHARES OF STORE COMMON STOCK SO THAT UPON THE PURCHASE ANY SUCH MEMBER WILL OWN ONE SHARE OF STORE COMMON STOCK FOR EACH RETAIL OUTLET OWNED AND OPERATED.

         THE COOPERATIVE WILL ACCEPT SUBSCRIPTIONS RECEIVED AND OFFER ITS SHARES ON A CONTINUING BASIS FOR AS LONG AS, AND ONLY WITHIN THOSE JURISDICTIONS IN WHICH, THE COMMON STOCK MAY BE LAWFULLY OFFERED.

         No person is authorized by the Cooperative to give any information or to make any representations other than those contained in this Prospectus in connection with the offering described herein. This Prospectus does not constitute an offer of any security other than the registered securities to which it relates, or an offer by any person within any jurisdiction to any person to whom such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

         The Cooperative is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission.

         Reports and other information filed by the Cooperative may be inspected and copied at the Securities and Exchange Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511;
7 World Trade Center, Suite 1300, New York, New York 10048; or copies may be obtained from the Securities and Exchange Commission upon payment of the applicable charges and a written request addressed to the Public Reference Section, Securities and Exchange Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such materials may also be obtained from the website that the Commission maintains at http://www.sec.gov.

         The Cooperative will provide annual reports to stockholders which will contain financial information which has been audited and reported upon, and opinions expressed by, an independent certified public accountant.

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               -----


PROSPECTUS SUMMARY................................................................................................5

SUMMARY FINANCIAL INFORMATION.....................................................................................7

THE COOPERATIVE...................................................................................................7

PLAN OF DISTRIBUTION..............................................................................................8

CAPITALIZATION....................................................................................................8

USE OF PROCEEDS...................................................................................................9

HISTORY AND OPERATING PRINCIPLE...................................................................................9
         History  ................................................................................................9
         Operating Principle.....................................................................................10

SELECTED FINANCIAL DATA..........................................................................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS...............................................................................12
         Analysis and Operations.................................................................................12

OPERATIONS.......................................................................................................16
         Pricing Policy..........................................................................................16
         Seasonality.............................................................................................16
         Corn Program............................................................................................16
         Insurance Program.......................................................................................17
         Financing Programs......................................................................................17
         Equipment Staging.......................................................................................17
         Distribution............................................................................................18
         Co-op Bucks.............................................................................................19
         Principal Customers.....................................................................................19
         Sources of Supply.......................................................................................19
         Competition.............................................................................................20
         PepsiCo/Tricon..........................................................................................20
         Expansion of Services...................................................................................21
         Canadian Operations.....................................................................................22
         Trade Regulation Matters................................................................................22
         Properties..............................................................................................23
         Employees...............................................................................................23

DIVIDEND POLICY..................................................................................................23

PATRONAGE DIVIDEND PROGRAM.......................................................................................24
         Introduction............................................................................................24
         Bylaw Provision.........................................................................................24
         Features of Program.....................................................................................27
         United States Tax Aspects of the Patronage Dividend Program.............................................28
         Patronage Dividend Program for Canadian Stockholders....................................................28

FEDERAL TAX CONSIDERATIONS.......................................................................................29

MANAGEMENT.......................................................................................................29
         Directors and Officers..................................................................................29
         Standing Committees.....................................................................................33
         Compensation Committee Interlocks and Insider Participation.............................................34
         Executive Compensation..................................................................................34
         Compensation of Directors...............................................................................35
         Transactions With Stockholders, Directors and Officers..................................................36

MEMBERSHIP.......................................................................................................36

CAPITAL STOCK....................................................................................................36
         Membership Common Stock.................................................................................36
         Store Common Stock......................................................................................40
         Reports to Stockholders.................................................................................41

INDEMNIFICATION AND LIMITS ON MONETARY LIABILITY.................................................................41

LEGAL PROCEEDINGS................................................................................................42

LEGAL MATTERS....................................................................................................42

EXPERTS  ........................................................................................................42

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus and is qualified in its entirety by the detailed information and financial statements appearing herein.

SECURITIES OFFERED         Membership Common Stock (Series A through G, I, J and
                           M through Q) and Store Common Stock (collectively
                           referred to as the "Common Stock"). See "CAPITAL
                           STOCK."


STOCKHOLDER MEMBERS;       Each Operator which is eligible to be a stockholder
ADDITIONAL SHARE           in the Cooperative shall be a stockholder member in
PURCHASE REQUIREMENTS      the Cooperative when and if that Operator (a)
                           purchases one share of the Cooperative's Membership
                           Common Stock and (b) purchases that number of shares
                           of the Cooperative's Store Common Stock which either
                           (i) equals the total number of KFC retail outlets
                           located in the United States owned and operated by
                           that Operator, (ii) equals the total number of KFC
                           retail outlets located in any one country other than
                           the United States or Canada (a "Foreign Territory")
                           owned and operated by that Operator, (iii) equals the
                           total number of KFC retail outlets in Canada owned
                           and operated by that Operator, or (iv) equals the
                           total number of Taco Bell retail outlets wherever
                           located, owned and operated by that Operator. If a
                           stockholder member at any time becomes an owner and
                           operator of additional KFC retail outlets within the
                           United States, Canada or a Foreign Territory, or of
                           additional Taco Bell outlets wherever located, as the
                           case may be, he shall purchase one additional share
                           of Store Common Stock for each such additional
                           outlet. The term "member" or "stockholder member"
                           when used in this prospectus means Operators who have
                           satisfied these requirements. See "MEMBERSHIP."


PLAN OF DISTRIBUTION       Securities will be offered through officers,
                           directors, employees, and other affiliates of the
                           Cooperative. The shares are being offered only to
                           owners and operators of KFC and Taco Bell retail
                           outlets. Sales will be made only in units consisting
                           of one share of Membership Common Stock per Operator
                           and one share of Store Common Stock for each retail
                           outlet operated, except that to retain the benefits
                           of membership in the Cooperative present members are,
                           under certain circumstances, required to purchase
                           additional shares of Store Common Stock so that upon
                           the purchase any such member will own one share of
                           Store Common Stock for each retail outlet owned and
                           operated. See "PLAN OF DISTRIBUTION." For information
                           concerning the offering of shares in Canada pursuant
                           to exemptions from Canadian registration
                           requirements, see "Operations-Canadian Operations."


USE OF PROCEEDS            Any net proceeds of the offering will be used to
                           provide working capital for the operations of the
                           Cooperative. The Cooperative is also offering Common
                           Stock for certain reasons other than to increase
                           working capital. The Cooperative has

                           determined that offering shares to nonmember
                           Operators is in the Cooperative's best interests notwithstanding the possibility that the costs of the offering may equal or exceed the proceeds from the sale of shares pursuant thereto. See "USE OF PROCEEDS."

TRANSFER RESTRICTIONS      Transfer of Common Stock is restricted. No market for
                           it exists, nor is any expected to develop. The
                           Cooperative expects to redeem shares of Membership
                           Common Stock at a redemption price of $10.00 per share from any holder which fails or ceases to qualify as a member. With respect to Store Common
                           Stock related to KFC retail outlets located in Canada, the Cooperative will enter into an agreement to repurchase any such shares at the original purchase price at any time after two years from the date of purchase. With respect to Store Common Stock related to retail outlets located outside of Canada, the Cooperative may, but is not obligated to, purchase Store Common Stock for not more than the amount of the book value per share at the end of the preceding fiscal year from any holder which no longer operates a retail outlet with respect to such Store
                           Common Stock, subject to certain limitations. If the Cooperative fails to exercise its right, the Store
                           Common Stock may be sold or otherwise transferred, but only to qualified Operators. Under Delaware law, the Cooperative may not repurchase any shares of its common stock when the capital of the Cooperative is impaired or when such repurchase would cause any impairment of the capital of the Cooperative. See
                           "CAPITAL STOCK."


PEPSICO/TRICON             In October 1997, PepsiCo spun off its three primary
                           restaurant divisions, KFC, Taco Bell and Pizza Hut, into a new public company, Tricon Global Restaurants, Inc. ("Tricon"). Also during fiscal 1997, PepsiCo sold its distribution subsidiary, PepsiCo Food
                           Systems, Inc. ("PFS"), to AmeriServe Food
                           Distribution, Inc. ("AmeriServe"). AmeriServe has been and continues to be the second largest
                           Cooperative customer, purchasing supplies for distribution to KFC franchisees. On January 29, 1998,
                           AmeriServe announced that it had signed a definitive merger agreement under which AmeriServe will acquire
                           ProSource, Inc. ("ProSource"), the Cooperative's sixth largest distributor customer during fiscal
                           1997. The merger is expected to close in the second quarter of 1998. The impact of Tricon's formation, AmeriServe's acquisition of PFS and merger with ProSource on the business of the Cooperative remains uncertain. See "OPERATIONS - PEPSICO/TRICON."

                          SUMMARY FINANCIAL INFORMATION



                                                                      Year Ended October 31,
                                                  ---------------------------------------------------------------

                                                     1997                     1996                      1995
                                                     ----                     ----                      ----

Consolidated Statements of
  Income:
         Net Sales                                $600,132,000             $580,441,000              $537,116,000
         Net Income                                    748,000                1,386,000                   909,000
Consolidated Balance Sheets
   (at end of period):
         Working Capital                            18,305,000               17,841,000                16,436,000
         Total assets                               49,800,000               49,445,000                42,831,000
         Members' equity                            17,586,000               16,802,000                15,349,000

                                 THE COOPERATIVE


         KFC National Purchasing Cooperative, Inc. (the "Cooperative"), was formed to serve as a national purchasing cooperative on behalf, and for the benefit, of KFC retail outlet owners and operators, including KFC National Management Company ("KFC Management"), a subsidiary of KFC Corporation ("KFCC"). The Cooperative was incorporated under the General Corporation Law of the State of Delaware in September 1978. Effective in the first calendar quarter of 1992, through a newly formed subsidiary, the Cooperative commenced purchasing and distribution for owners and operators of KFC franchised retail outlets in Canada. The Cooperative sells primarily to independent KFCC-approved distributors in Canada similar to the way it does business in the United States. In November 1992, the Cooperative's members adopted amendments to its Certificate of Incorporation and Bylaws to provide for membership in the Cooperative by the owners and operators of Taco Bell retail outlets. In addition, the Cooperative is actively developing business opportunities with retail outlet operators of other fast food concepts, including Long John Silver's, Dairy Queen, and Fazoli's. The Cooperative currently does business under the name of FoodService Purchasing Cooperative, Inc.



         This offering is made to Operators which have not yet purchased Membership Common Stock and/or which have not yet purchased Store Common Stock with respect to each retail outlet they own and operate. The term "Operator" when used in this prospectus includes (i) owners and operators of Taco Bell retail outlets, (ii) KFC Management and Tricon Global Restaurants (Canada), Inc., and (iii) owners and operators of KFC franchised retail outlets.


         The Cooperative makes volume purchases of various equipment, food, packaging, and other consumable or disposable supplies ("Equipment and Supplies") from manufacturers and suppliers for sale to Operators whether or not they are members of the Cooperative, as well as to independent distributors who supply Operators. The Cooperative endeavors to obtain low purchase prices by making volume purchase commitments at fixed prices and by assuming other procurement functions and risks that reduce the suppliers' costs. Cost savings will be dependent upon a number of factors, including the volume of purchases and resales to Operators and distributors, negotiation of favorable purchase agreements, competitive conditions and the amount of overhead expenses. In an effort to achieve additional cost savings, the Cooperative is actively working with its suppliers and distributor customers with electronic data interchange. The Cooperative hopes to achieve cost savings for its members; however, there can be no assurance that it will be able to do so on a sustained basis.

         The Cooperative provides its members with advisory services related to the distribution of Equipment and Supplies, including industry data on distribution costs and service levels to enable the members to negotiate more effectively with distributors. The Cooperative also sponsors a Distributor Monitoring Program to enhance the system of independent distributors available to retail outlet operators.

         The Cooperative, through its wholly-owned subsidiary, KFC Franchisee Insurance Program, Inc. (the "Insurance Subsidiary"), sponsors programs of property, casualty and workers' compensation insurance, and employee benefits, including life, health, long-term disability and dental coverages for owners and operators of fast food retail outlets. These programs are marketed through the Cooperative's indirect subsidiary, Kenco Insurance Agency, Inc. (the "Insurance Agency"). See "OPERATIONS - INSURANCE PROGRAM."

         The Cooperative has an equipment staging operation with warehousing facilities in Louisville, Kentucky.

         The Cooperative has provided equipment financing from time to time under certain circumstances for KFC franchisee members. In 1987, the Cooperative initiated an equipment financing program to finance for franchisee members their purchases from the Cooperative of equipment required for Operators to participate in KFC's introduction of two new menu items. In 1992, the Cooperative reactivated on a limited basis an equipment financing program to finance equipment purchases for KFC franchisee members participating in the KFC buffet bar, rotisserie chicken, and KFC signage rollouts. Although the Cooperative has now terminated its equipment financing program, it does actively help Operators obtain information concerning alternative financing options.

         "Dairy Queen," "Domino's Pizza," "Long John Silver's," "Taco Bell," "Fazoli's," and "KFC" are registered trademarks of American Dairy Queen Corporation, Domino's Pizza, Inc., Long John Silver's, Inc., Taco Bell Corporation, Seed Restaurant Group, Inc., and KFCC, respectively, and are used in these materials for identification purposes only. The Cooperative is an independent provider of products and is not affiliated with American Dairy Queen Corporation, Domino's Pizza, Inc., Long John Silver's Inc., Taco Bell Corporation, Seed Restaurant Group, Inc., or KFCC, except that KFCC is a stockholder member of the Cooperative.

                              PLAN OF DISTRIBUTION


         The Common Stock offered hereby will be sold directly to Operators by certain officers, directors, employees, and other affiliates of the Cooperative. No such person will receive any commission or fee in connection with the sale. The Cooperative will not actively market the Common Stock, and will make a sale upon the request of an Operator, if such sale may be made in accordance with applicable state securities laws, if any. The Common Stock is being offered on a continuing basis, subject to applicable legal requirements. See "OPERATIONS - CO-OP BUCKS."

         As of October 31, 1997, 665 shares of Membership Common Stock and 6,091 of Store Common Stock were outstanding and held of record by 656 stockholders.


                                 CAPITALIZATION


         The following table shows the capitalization of the Cooperative as of October 31, 1997, and as adjusted assuming all shares of Membership and Store Common Stock offered hereby are sold:

                                                                                             ADJUSTED
                                                                                             ASSUMING
                                                                                            ALL SHARES
                                                                  OUTSTANDING                OFFERED
                                                               OCTOBER 31, 1997              ARE SOLD
--------------------------------------------------------------------------------------------------------
Short-Term Indebtedness *.......                                  $    572,000             $     572,000
Capital Stock:
         Membership Common Stock,
          (2,000 shares authorized),
           529 shares offered,
           no par value...............                              665 shares              1,194 shares

         Store Common Stock,
           (10,000 shares authorized),
            1,190 shares offered,
            no par value...............                           6,091 shares              7,281 shares


         * For information concerning the Cooperative's borrowing arrangements, see Note 3 of "Notes to Consolidated Financial Statements."


         The Membership Common Stock price of $10 per share was determined arbitrarily and bears no relation to a stockholder member's equity, income or other recognized criteria of value. The price of Store Common Stock was raised on July 1, 1982, from $250 per share to $350 per share to limit dilution of existing stockholder members' equity. On July 1, 1983, the price of Store Common Stock was increased to $400 per share to reflect a further increase in stockholder members' equity. On October 31, 1997, stockholder members' equity was approximately $2,887 per share of Store Common Stock. The Cooperative intends to keep the price of Store Common Stock at $400 per share through at least October 31, 1998, in order to encourage new memberships in the Cooperative.


                                 USE OF PROCEEDS


         After payment of expenses as set forth on the cover page of this Prospectus, the net proceeds of the offering if all Common Stock offered hereby is sold would be $466,290. THE COOPERATIVE DOES NOT EXPECT THAT ALL SHARES OFFERED HEREBY WILL BE SOLD IN THE OFFERING. The cost of the offering may equal or exceed the proceeds from the sale of Common Stock resulting therefrom. Any net proceeds from the sale of Common Stock offered hereby will be used to provide working capital. The Cooperative has undertaken the current offering for four principal reasons: (i) to afford nonmember Operators a further opportunity to join the Cooperative; (ii) to avoid any implication that nonmember Operators are restrained in any way from becoming members and thereby participating in the Cooperative and benefitting from all of the services and programs it provides; (iii) to encourage all Operators, by virtue of membership, to utilize the volume purchasing services of the Cooperative, thereby enhancing the possibility of the Cooperative achieving economies of scale in its purchasing activities; and (iv) to inform nonmembers of the developments in the Cooperative's structure and operations that have occurred.


                         HISTORY AND OPERATING PRINCIPLE

HISTORY

         The Cooperative was organized by KFCC and the National Franchisee Advisory Council (the "NFAC") with the objectives of: (i) obtaining Equipment and Supplies at the lowest prices; and (ii) having the procurement function on behalf of Operators of KFC retail outlets handled on an arm's-length basis rather than through KFCC. The organization of the Cooperative was an outgrowth of a feasibility study conducted by a consulting firm, engaged by KFCC in conjunction with the Equipment and Supply Committee of the NFAC. The consulting firm made recommendations about possible procurement alternatives to the then current KFC Master Supply Agreement mechanism.

         A primary premise upon which the Cooperative was founded was that greater cost savings for Operators in the purchase of Equipment and Supplies could be realized through one central procurement organization that made firm purchase commitments, took title to goods, and made sales to Operators and distributors, thereby relieving suppliers of certain costs of doing business with numerous, small volume purchasers. These costs include credit, sales, marketing, and billing expenses which would otherwise be expected to be reflected ultimately in higher prices charged by the suppliers. Purchase commitments made by the Cooperative also allow suppliers to plan production, purchase raw materials, and control inventory levels, thereby further providing suppliers with reduced costs.

         In determining to organize the Cooperative, KFCC and the NFAC concluded that, notwithstanding the inherent administrative complexity of a member-controlled cooperative, the Cooperative better than any alternative, could meet five important criteria:

         - Provide potential for lowest delivered cost of Equipment and Supplies;

         - Promote confidence among Operators and KFCC that the best interests of the entire KFC system would be served;

         - Minimize complexity of legal issues;

         - Support high product quality and consistency and maintain service reliability; and

         - Support competition among distributors and suppliers and allow for free selection of distributors and suppliers outside the central procurement system.


         In August 1989, KFCC announced its intention to withdraw its support for the purchasing programs of the Cooperative and to begin in October 1989 direct purchasing from suppliers and distributing to KFCC-owned retail outlets through a wholly owned subsidiary of PepsiCo. In response to KFCC's action, the Cooperative's Board of Directors approved sales by the Cooperative through distributors and directly of equipment to certain other restaurant systems including Taco Bell. See "OPERATIONS -PEPSICO/TRICON" and "OPERATIONS -- EXPANSION OF SERVICES." In addition, through a newly formed subsidiary, the Cooperative commenced purchasing and distribution for owners and operators of KFC franchised retail outlets in Canada during fiscal 1992. See "OPERATIONS -- CANADIAN OPERATIONS." In fiscal 1997, the Cooperative established a new subsidiary to develop the Cooperative's sales of equipment to quick service restaurant operators located outside of the United States and Canada. See "OPERATIONS -- EXPANSION OF SERVICES."

         In 1997, the NFAC was merged with the KFC National Council and Advertising Cooperative, Inc. (the "NCAC"). The NCAC has replaced the NFAC as a stockholder member of the Cooperative.


OPERATING PRINCIPLE

         The Cooperative is a central procurement organization which, among other functions, makes firm commitments to purchase Equipment and Supplies in its own name and at its own risk, and takes title to and sells the Equipment and Supplies to distributors and Operators. Members participate in establishing strategic procurement policies through the Cooperative's Board of Directors.

         The success of the Cooperative depends on it being able to purchase and resell goods at prices that will attract the business of Operators and/or their distributors. The Cooperative attempts to obtain the lowest possible purchase price by making firm commitments to purchase in large volumes and by assuming other procurement functions and risks, such as dealing with numerous purchasers, that should reduce the suppliers' costs.

         The Cooperative provides the convenience of "one-stop" shopping for distributors and Operators which otherwise might be required to deal with a number of suppliers. The operation of the Cooperative also allows Operators to benefit from the Cooperative's full-time professional purchasing staff working solely for the benefit of Operators.

                             SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


                                                                 Year Ended October 31,
                                          ---------------------------------------------------------------------

                                            1997          1996           1995            1994           1993
                                            ----          ----           ----            ----           ----
Consolidated Statements of
 Income:
      Net sales                           $600,132      $580,441        $537,116        $528,010       $501,487
      Income before
      patronage dividend
      and income taxes                       4,153         5,057           2,771           1,343          2,055
      Patronage dividend                     2,890         2,762           1,246             569            888
      Net income                               748         1,386             909             461            749

Consolidated Balance Sheets
  (at end of period):
      Total assets                         $49,800       $49,445         $42,831         $42,767        $43,364
      Long-term obligation                   3,000         3,000           3,000           3,000              0



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

ANALYSIS AND OPERATIONS


         Fiscal Years Ended October 31, 1997, 1996, and 1995


         The Cooperative offers supplies and most major equipment used principally by KFC and Taco Bell Operators. The Cooperative's increases in net sales over the years have resulted primarily from increased sales volume, the expansion of product lines and services, and the addition of new customers.


         Net sales for fiscal 1997 were $600,132,000 compared to $580,441,000 for fiscal 1996, an increase of 3.4%. The fiscal 1997 increase is primarily attributable to sales related to the Taco Bell, Dairy Queen and Fazoli's concepts and sales to KFC Operators located in the United States. The Cooperative's food and packaging sales increased 2.2% in fiscal 1997 from fiscal 1996, with significant percentage increases from the Fazoli's and Long John Silver's concepts. The Cooperative's equipment sales increased by 12.2% in fiscal 1997 from fiscal 1996. Overall sales to KFC-U.S. increased approximately 2.5% in fiscal 1997 from fiscal 1996. KFC-U.S. equipment sales increased by approximately 19.2% in fiscal 1997. Sales related to the Cooperative's Canadian subsidiary increased approximately 1.5% in fiscal 1997 from fiscal 1996, primarily driven by increased equipment sales. Dairy Queen sales increased approximately 3.3% for fiscal 1997 compared to fiscal 1996, attributable primarily to an increase in food and packaging sales. Taco Bell sales increased approximately 9.7% for fiscal 1997 compared to fiscal 1996, following a decrease in sales during fiscal 1996 compared to fiscal 1995. Sales related to Fazoli's increased 5.4% in fiscal 1997 compared to fiscal 1996.

         Net sales for fiscal 1996 were $580,441,000 compared to $537,116,000 for fiscal 1995, an increase of 8.1%. Approximately 88% of fiscal 1996 sales were attributable to food and packaging, with substantially all of the remainder to equipment. The fiscal 1996 increase is primarily attributable to KFC Operators located in the United States. KFC-U.S. equipment sales increased by approximately 49% in fiscal 1996, while food and packaging sales for KFC-U.S. increased approximately 6%. Sales related to the Cooperative's Canadian subsidiary increased approximately 2%, primarily driven by increased equipment sales. Dairy Queen sales increased approximately 16% for fiscal 1996 compared to fiscal 1995, attributable primarily to an increase in food and packaging sales. Taco Bell sales decreased approximately 4% for fiscal 1996 compared to fiscal 1995. This decrease was primarily the result of lower store sales and improved purchasing prices on certain items. Sales related to Fazoli's in fiscal 1996 were approximately $14,381,000, primarily equipment sales. The Fazoli's sales reflected an increase of approximately $10,115,000 compared to fiscal 1995.

         In October 1997, PepsiCo spun off its three primary restaurant divisions -- KFC, Taco Bell and Pizza Hut -- into a new public company, Tricon Global Restaurants, Inc. ("Tricon"). Also during fiscal 1997, PepsiCo sold its restaurant distribution subsidiary, Pepsi Food Systems ("PFS") to AmeriServe Food Distribution, Inc. ("AmeriServe"). AmeriServe has been and continues to be the second largest Cooperative customer, purchasing goods for distribution to primarily KFC franchisees. When AmeriServe purchased PFS, it acquired rights under a five-year distribution agreement. This agreement binds Tricon to use AmeriServe distribution services for Tricon-owned KFC, Taco Bell, and Pizza Hut outlets. The agreement also extends to Taco Bell and Pizza Hut restaurants sold as part of Tricon's announced program of refranchising certain Tricon-owned restaurants to existing and new franchisees. The Cooperative and its members continue to monitor their relationship with AmeriServe. AmeriServe does not purchase goods through the Cooperative for distribution under its five-year Tricon agreement. On January 29, 1998, AmeriServe announced that it had signed a definitive merger agreement under which AmeriServe will acquire ProSource, Inc. ("ProSource"), the Cooperative's sixth largest distributor customer during fiscal 1997. The merger is expected to close in the second quarter of 1998. The impact of Tricon's formation and AmeriServe's acquisition of PFS and merger with ProSource on the business of the Cooperative remains uncertain.

         The operations of the Canadian subsidiary (in U.S. dollars) contributed approximately $51,397,000, $50,600,000 and $49,700,000 in sales in fiscal 1997,
1996, and 1995, respectively. The Canadian subsidiary contributed net income of approximately $62,000 in 1997 and 1996 and $41,000 in 1995. As of October 31, 1997, 1996 and 1995 the Canadian subsidiary had identifiable assets (in U.S. dollars) of approximately $3,829,000, $4,300,000 and $3,800,000, respectively, consisting of accounts receivable, property and equipment, and amortizable costs. The operations of the Canadian subsidiary are substantially dependent on its business connected with Scott's Restaurants Inc. ("Scott's"), which operates approximately 370 KFC outlets in Canada. On October 10, 1997, following a court ruling favorable to KFC (Canada), KFC (Canada) delivered a notice terminating Scott's license to operate KFC outlets. Scott's has obtained a stay of the termination pending judicial appeal. The loss by the Canadian subsidiary of Scott's KFC business would have a material negative impact on the Canadian subsidiary.

         Income before patronage dividend and income taxes for fiscal 1997 was $4,153,000, a decrease of $904,000 over fiscal 1996. The decrease is attributable to an increase in selling, general and administrative expenses, primarily associated with additional staff positions to support expanded involvement with the customer base, including services relative to distribution and project teams, and the related expanded travel costs. The development of the international division, including new staff positions and startup cost, accounts for approximately one-third of the total increase in expenses.

         Income before patronage dividend and income taxes for fiscal 1996 was $5,057,000, an increase of $2,286,000 over fiscal 1995. The increase was a result of an increase in gross margin to 2.8%, compared to 2.5% in fiscal 1995, and only a slight increase in expenses coupled with the increase in sales volume.

         Other income (expense) for fiscal 1997 decreased by $45,000 compared to fiscal 1996. Service charge income doubled in fiscal 1997, primarily as a result of the payment practice of one distributor customer who chose to make late payments on a significant number of invoices for which service charges were collected. Interest income was lower in fiscal 1997 reflecting the effect of the increased equipment volume on the Cooperative's cash flow needs. Customer payment terms for equipment generally extend beyond that of food and packaging while supplier terms are comparable.

         Other income (expense) for fiscal 1996 increased by $110,000 compared to fiscal 1995. Interest income accounted for this increase, reflecting the improved cash flow attributable to a significant reduction in past due receivables and the resulting improvement in cash flow.

         Selling, general and administrative expenses for fiscal 1997 increased by approximately 11.5% compared to fiscal 1996. As a percentage of sales, the expenses went from 1.9% in fiscal 1996 to 2.0% in fiscal 1997. Four factors contributed to the increase in expenses for fiscal 1997. First, in response to employees leaving the Cooperative for other jobs in the headquarters' community, a wage and salary survey was conducted and, based on the results, a significant number of employees received upward adjustments in compensation to be competitive in the Louisville market for comparable positions. Second, additional staff was added to focus more directly on the franchisee customers. Field representatives were added to all concepts to work directly with the franchisees and the franchisor on project teams. Third, five new positions were added in fiscal 1997 to form the international division. The growth in our equipment business is the fourth contributing factor. Expenses associated with equipment are significantly higher than expenses associated with food and packaging.

         Selling, general and administrative expenses increased by only 3.4% in fiscal 1996 compared to fiscal 1995, while sales increased 8.1%. Expenses as a percentage of sales dropped to 1.90% for fiscal 1996 compared with 1.98% in fiscal 1995. The Cooperative continually makes every attempt to focus on expenses and the various opportunities to provide the best service and products to our members and customers. In some areas, technology has allowed the Cooperative to do more with less, resulting in a small reduction in staffing levels. The continued investment in technology should improve the Cooperative's ability to deliver on its objectives. The Cooperative's restructuring of its customer service groups into a single unit, along with the creation of field representatives should provide the opportunity to significantly improve the Cooperative's overall service to its customers.

         The volume of business added from non-member concepts creates synergies in purchasing power and economies of scale, allowing the Cooperative to maintain and expand its level of service to all customers.

         The Cooperative pays its member stockholders a patronage dividend based on a formula approved by the board of directors; the board of directors approved that a greater percentage of patronage earnings be paid as patronage dividends for fiscal 1997 compared to fiscal 1996. For fiscal 1997, the dividend to be paid is $2,890,000 compared to $2,762,000 in fiscal 1996. The patronage dividend is currently calculated and allocated through separate pools based on a percentage of the patronage earnings derived from the participating concepts, KFC and Taco Bell. Under the allocation formula, all expenses, including provisions for losses, are allocated to each participating concept and the patronage dividend for each concept's stockholder members are directly related to these results.

         Net income for fiscal 1997 was $748,000, a decrease of $638,000 compared to fiscal 1996. The decrease is primarily attributable to the increase in selling, general and administrative expenses in fiscal 1997 and the board of directors' decision to pay out a greater percentage of patronage earnings as patronage dividends for fiscal 1997 compared to fiscal 1996.

         Net income for fiscal 1996 was $1,386,000 compared to $909,000 in fiscal 1995, an increase of $477,000. As discussed above, the increase in sales volumes, at the slightly higher gross profit margin, along with the nominal increase in expenses, accounted for the increase in net income.

         Total assets as of October 31, 1997 were $49,800,000, an increase of $355,000 compared to fiscal 1996. The increase in accounts receivable of $3,718,000 and the increase in inventories of $3,037,000 were offset by the decrease in cash of $6,716,000. The change in assets was primarily attributable to the increase in other assets, which is reflective of the goodwill associated with the purchase in fiscal 1997 of the assets of a small international sales broker that became the foundation for the new international division.

         Total assets as of October 31, 1996 were $49,445,000, an increase of $6,614,000 compared to fiscal 1995. The increases in cash and accounts receivable were the main contributors to the overall increase. Although accounts receivable increased by $2,584,000, the improvement in the past due balances helped the cash position increase by $4,433,000.

         During fiscal 1997, the Cooperative completed the conversion of its software to address the "Year 2000" compliance problem. Management believes the conversion was completed with a minimal interruption to regular operations and has been adequately tested. The total cost of the conversion and testing was approximately $80,000.

INFLATION

         The Cooperative for equipment and supplies are, of course, subject to the effects of inflation. In an effort to mitigate the effects of inflation on both the Cooperative and its customers, the Cooperative makes advance purchase commitments (but does not take delivery, except for certain items, such as cob corn, salsa, and equipment for staging), at fixed prices, for the volume of equipment and supplies it anticipates selling within a reasonable period of time. The Cooperative has provided its customers with the benefit of forward purchase commitments on price-volatile commodities. By virtue of the Cooperative's pricing policy, which is to minimize the margin between the Cooperative's advanced purchase costs and sales prices, and the Cooperative's purchase program, the effects of inflation on the Cooperative's financial condition may be less than on other businesses.

CAPITAL EXPENDITURES

         In fiscal 1997, the Cooperative invested approximately $322,000 in office furniture and equipment. Approximately $261,000 was expended to upgrade hardware and software for the mainframe computer. The balance was office equipment, including PCs and other equipment. The Cooperative is constantly evaluating the technical needs of the business in light of the demands of both customers and vendors. Given the Cooperative's business environment, the Cooperative believes that investments in technology result in cost savings.

LIQUIDITY AND CAPITAL RESOURCES

         The working capital needs of the Cooperative for sales growth and the related accounts receivable, and for the inventories associated with the Cooperative's various programs, have been met through a combination of (i) net income of $748,000 in fiscal 1997, which increased the retained earnings of the Cooperative, and (ii) combined bank financing, of which $3,572,000 was outstanding on October 31, 1997. The ability of the Cooperative's Board of Directors to increase or decrease the percentage of "pre-tax income" to be paid in patronage dividends is an additional potential source of liquid assets.

         The Cooperative's line of credit with its primary bank is currently $8,000,000 and is available to meet short-term working capital needs. The Cooperative's $8,000,000 line of credit expires on May 2, 1998. The Cooperative's line of credit with the National Cooperative Bank is currently $3,000,000 and expires on May 1, 1998. On October 31, 1997, the Cooperative had a total of $11,000,000 remaining credit available under these lines of credit. The Canadian subsidiary has established a line of credit for $4,000,000 (Canadian dollars) to provide working capital in support of that subsidiary. The Canadian line of credit expires on May 16, 1998. The Cooperative has provided a guarantee for the payment to the bank.

         In 1994, the Cooperative negotiated a long-term financing arrangement with its primary bank. Under the agreement, the Cooperative was provided a $3,000,000 term loan at a fixed interest rate of 6.95%. The loan requires monthly interest payments with the entire principal due on May 2, 1999. The costs associated with obtaining these financing arrangements are being amortized over the term of the loan.

         The Cooperative's net working capital at October 31, 1997 was $18,305,000, an increase of $464,000 since October 31, 1996. The primary changes in working capital for fiscal 1997 include (i) a decrease in cash of $6,716,000,
(ii) an increase in accounts receivable and inventories of $3,718,000 and $3,037,000, respectively, (iii) a decrease in short-term borrowings and accounts payable of $866,000 and $953,000, respectively, and (iv) an increase in accrued expenses of $1,272,000.

         The Cooperative expects to be able to fund its business in fiscal 1998 with the capital resources available from its continuing operations and lines of credit as discussed above. If the Cooperative successfully expands its activities and adds new customers related to fast food concepts, the Cooperative may require an increase in its lines of credit on a temporary basis. Management believes that its current banking relationships will be able to provide for these possible increases.


                                   OPERATIONS

         The following is a description of the Cooperative's United States operations, primarily with respect to KFC and Taco Bell related activities. As the Cooperative expands its operations into territories outside of the United States and with other fast food concepts, the Cooperative intends to review these operations and offer programs substantially similar to those described below wherever feasible.


         The Cooperative organizes its operations with a focus on concepts versus products. The Cooperative has assigned general managers responsibilities for each significant fast food concept with which the Cooperative does business. These general managers are responsible for the success associated with their particular concept.

         In an effort to achieve additional cost savings, the Cooperative is actively coordinating its purchasing and distribution activities with its suppliers and distributor customers using the computer-to-computer exchange of business documents, i.e., electronic data interchange ("EDI"). Using EDI facilitates the timely and efficient execution of the Cooperative's purchases and sales.


PRICING POLICY

         The primary objective of the Cooperative is to purchase and resell Equipment and Supplies to Operators and distributors at the lowest prices that can be achieved by volume purchase commitments and the assumption of other procurement functions and risks previously described. Consistent with this objective, the Cooperative marks up the purchased Equipment and Supplies by the least amount which it estimates to be sufficient to cover the Cooperative's costs and to provide for working capital and prudent levels of reserves. The Cooperative expects to maintain its minimal margins mark-up policy even though it has implemented a patronage dividend program. See "PATRONAGE DIVIDEND PROGRAM."

SEASONALITY

         The Cooperative's sales reflect the somewhat seasonal nature of the volume of business done by Operators. Thus, the Cooperative's sales are generally expected to be at their relatively lowest levels during the winter months and are generally expected to be at their relatively highest levels in the summer months. However, because of the growth in the Cooperative's sales volume since it commenced operations as of March 1, 1980, no pattern of absolute, rather than relative, seasonal changes has emerged.

CORN PROGRAM


         The Cooperative makes substantial purchase commitments for frozen cob corn on or about October 1, the beginning of a cob corn crop year, and takes physical delivery of the purchased cob corn shortly thereafter. The cob corn is stored by the Cooperative in freezer equipped storage facilities at various locations across the United States until resold to distributors or franchisees. For the crop year which commenced in October 1997, the Cooperative purchased or committed to purchase approximately 895,000 cases of cob corn for purchase prices totalling approximately $6,067,000.


INSURANCE PROGRAM

         The following is a description of the Cooperative's insurance programs for owners and operators of fast food retail outlets. During fiscal 1982, the Cooperative organized the Insurance Subsidiary to engage in activities related to a new KFC franchisee insurance program. The KFC franchisee insurance program was developed as a voluntary insurance program by the Association of Kentucky Fried Chicken Franchisees, Inc., and the Cooperative.

         Through the Insurance Agency, the Cooperative currently offers two types of insurance coverage through different insurance carriers, one offering property, casualty, and workers' compensation coverage (the "Property and Casualty Program"), and the other offering employee benefits, including life, health, long-term disability and dental coverages (the "Life and Health Program"). The Cooperative, through its Insurance Subsidiary, is the sponsor of the two Programs. The Insurance Subsidiary's role in the two Programs is to monitor the Programs and the performance of its insurance carriers and to distribute general information about the Programs.


         The Insurance Agency and its agents maintain Kentucky-resident insurance licenses and nonresident licenses in all states. The Insurance Agency is compensated for the administrative and operational activities it performs by receiving a commission from insurance companies providing policies to the franchisees. In fiscal 1997, the premium volume from the fully insured Property and Casualty Program was $7.5 million and for the Life and Health Program was $1.7 million.


FINANCING PROGRAMS


         The Cooperative has provided or facilitated equipment financing from time to time under certain circumstances for franchisee members. In April 1996, the Cooperative established a finance program for stockholder members co-sponsored by the National Cooperative Bank (the "Bank"). The program provided up to $20,000,000 in loans to Cooperative members. The Cooperative agreed to guarantee from 10% to 25% of the declining balance of each loan based on the loan's risk classification, with a maximum guarantee of $100,000 per any loan with an initial principal balance greater than $2,000,000. The program was terminated in 1997, although the Cooperative's guarantee of certain loans under the program continues. The Bank is currently reviewing the possibility of introducing a new loan program in 1998. See Note 8 of "NOTES TO CONSOLIDATED FINANCIAL STATEMENT."


EQUIPMENT STAGING

         The Cooperative offers equipment staging services, which involve the purchasing and warehousing of equipment by the Cooperative in an effort to consolidate equipment into packages for timely shipment to owners and operators of KFC, Taco Bell and other fast food retail outlets. The Cooperative has leased warehouse space in Louisville, Kentucky, for its equipment staging operation. See "PROPERTIES."


         During fiscal 1997, the Cooperative shipped equipment packages for an aggregate sales price of approximately $11,293,000. On October 31, 1997, the Cooperative had equipment inventory associated with the equipment staging operation of approximately $2,321,000, which was financed through the Cooperative's working capital.

DISTRIBUTION


         Notwithstanding the establishment of the Cooperative, Operators continue to choose individually their own distributors, subject to the approval of distributors by the restaurant franchisors. All such distributors may buy Equipment and Supplies from the Cooperative for resale to Operators, subject to uniform and reasonable credit standards determined by the Cooperative from time to time. Operators may buy directly from the Cooperative, buy from distributors, whether or not the distributors purchase from the Cooperative, or buy directly from suppliers. In fiscal year 1997, approximately 87% of the dollar volume of goods sold by the Cooperative was sold to Operators through distributors. See "PRINCIPAL CUSTOMERS."


         Distributors purchasing from the Cooperative may consolidate orders from individual Operators and may place bulk orders with the Cooperative. The Cooperative consolidates orders from all distributors and Operators for a given item and issues shipping instructions to the supplier. The supplier then ships the merchandise (usually in truckload quantities) to Operators and/or local distributors who in turn, deliver the merchandise to Operators. Suppliers bill the Cooperative, which, in turn, bills Operators and/or distributors for the merchandise as shipped. The Cooperative takes title to the merchandise and assumes the risks related to taking title. Except with respect to the Cooperative's cob corn program and equipment staging program, the Cooperative does not now take physical delivery of the merchandise, but is nevertheless responsible for payment to the supplier.

         Except when staged into equipment packages, certain restaurant equipment sold by the Cooperative is generally shipped directly from the manufacturer or the dealer to Operators rather than to local distributors.

         Because the Cooperative extends short-term trade credit to its customers, it bears the risk that accounts receivable may become uncollectible or may not be paid in accordance with usual terms if the customer experiences financial difficulty. The Cooperative has established a reserve for losses on trade accounts receivable. See Note 2 of "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS."


         The Cooperative operates a Distributor Monitoring Program (the "Monitoring Program") at the request of certain franchisees. The Monitoring Program monitors prices and provides reports to franchisees and committees organized by franchisees in distribution areas to assist franchisees in negotiating with, and selecting among, distribution alternatives for the best pricing and service. The Cooperative may provide certain clerical and administrative assistance to such franchisee committees. The Cooperative believes that the Monitoring Program and the formation of purchasing committees will strengthen the system of independent distribution; independent distributors continue in competition with each other.


         The Cooperative maintains an information bank which provides members, upon request, with the following:

         - information concerning prices being paid by distributors for merchandise purchased from the Cooperative so that members can compare store-delivered cost with the distributors' cost for the merchandise;

         - industry data to assist them in analyzing cash discounts, earned weight discounts and other elements of the distributors' cost;

         - industry data on average industry distributor markups, order size discounts, cash discounts, distributor service levels and other distributor performance guidelines; and

         - information on expected supply levels (especially possible shortages) and on expected changes in prices of Equipment and Supplies.

         The Cooperative also provides its members with assistance in resolving a wide variety of procurement problems including "out-of-stock" conditions, shipping problems and returned goods disputes.


CO-OP BUCKS

         The Cooperative, consistent with its mission of the lowest possible store delivered cost of goods for its customers, and in recognition of the savings available to the Cooperative and its stockholders when the Cooperative's purchases and purchase commitments are based on consistent and predictable volume, has established a program of incentive equipment credits ("Co-op Bucks") for Taco Bell Operators entering into long-term distribution agreements with certain distributors. The Cooperative will generally make available to these Operators an incentive credit of $500 per year per store for equipment purchased from the Cooperative for use in any of the Operator's retail outlets for each of the first three full years of the term of such distribution agreements. The Cooperative reserves the right to accept Co-op Bucks in payment of the purchase price for Common Stock.


PRINCIPAL CUSTOMERS


         Although the Cooperative sells primarily to distributors, the ultimate customers for the goods sold by the Cooperative are Operators. The Cooperative believes that it has substantial sales to Harman Management Corporation ("Harman") and Scott's Restaurants, Inc. See "CANADIAN OPERATIONS." There can be no assurance that Harman, Scott's Restaurants, Inc., or other Operators will continue to make substantial purchases through the Cooperative even if the Cooperative's prices and services are competitive with those which can be obtained from other sources. Other than advance purchase commitments for cob corn, frozen chicken products, shortening and certain equipment made by certain Operators, no member of the Cooperative has any contractual or other obligation to purchase from the Cooperative.


         The Cooperative sells goods to approximately 35 independent distributors which make purchases from the Cooperative on a regular basis. Substantially all of the purchases for Taco Bell Operators are currently through McLane Foodservice Group.



         The Cooperative had sales to certain distributors in fiscal 1997 in excess of 10% of the Cooperative's net sales. McLane Foodservice Group sales for fiscal 1997 were $104,100,000, primarily in support of the Taco Bell system. In fiscal 1997, sales to AmeriServe Food Distribution, Inc. ("AmeriServe") were approximately $100,000,000. See "PEPSICO/TRICON." In fiscal 1997, sales to
Sysco Corporation were approximately $86,800,000.



SOURCES OF SUPPLY

         The Cooperative purchases Equipment and Supplies from "approved suppliers" for those items for which generally a particular restaurant franchisor requires approval of suppliers, giving all such suppliers an opportunity to compete for the Cooperative's business. Substantially in excess of half of the dollar volume of goods sold by the Cooperative is provided by "approved suppliers." The Cooperative does not itself approve suppliers, but may be asked to provide information to a restaurant franchisor in its approval process. In addition, the Cooperative may, from time to time, suggest to members that potential suppliers seek "approved" status for their products. The Cooperative's ability to obtain low prices for Equipment and Supplies subject to a franchisor's approval is dependent upon the franchisor's approval of enough suppliers for any particular product to create price competition among "approved suppliers." For any item for which such approval is not required, the Cooperative purchases products from a wide variety of sources ranging from local suppliers to large multinational corporations. The Cooperative attempts to obtain the lowest possible prices by making firm commitments to purchase in volume based on its best estimates of resales to Operators or their distributors and by assuming other procurement functions and risks that reduce the suppliers' costs. Approved suppliers have established varying minimum order quantities. The Cooperative occasionally, in conjunction with a restaurant franchisor, monitors product quality and services of suppliers.

         The Cooperative is not dependent on any single supplier for the Equipment and Supplies it sells. Many suppliers are generally available with respect to any given item sold by the Cooperative. However, KFC proprietary original recipe seasoning products and certain Taco Bell proprietary products are available only through one or a limited number of suppliers in conjunction with the franchisor.

COMPETITION


         The Cooperative and independent distributors to which the Cooperative sells are in substantial competition with AmeriServe in the purchasing and distribution of Equipment and Supplies to KFC and Taco Bell franchise Operators. See "PEPSICO/TRICON."


         The Cooperative faces competition from manufacturers who sell Equipment and Supplies directly to distributors and Operators. Because the Cooperative does not provide warehousing and local transportation services, the Cooperative generally does not compete with distributors for sales to Operators which require the distributor to provide such services. However, the Cooperative does compete with distributors whose functions and services overlap with those of the Cooperative in direct sales of equipment.

PEPSICO/TRICON


         On October 1, 1986, a subsidiary of PepsiCo acquired KFCC and KFC Management from R.J.R. Nabisco, Inc. Until August 1989, KFCC and KFC Management generally supported the programs of the Cooperative. See "HISTORY." In October 1989, KFCC implemented a decision to have PepsiCo Food Systems, Inc. ("PFS") directly purchase Equipment and Supplies, without the involvement of the Cooperative, for distribution to corporate-owned and franchisee-owned KFC and Taco Bell retail outlets. PFS, like KFCC and Taco Bell Corp., was at the time a wholly owned subsidiary of PepsiCo.

         During the Cooperative's November 16, 1989 Board of Director's meeting, KFCC submitted the resignations of the two KFCC-elected Board members. KFCC expressed its intention not to nominate or elect anyone to fill the vacancies, but did express an interest in keeping lines of communication open with the Cooperative.

         In October 1997, PepsiCo spun off its three primary restaurant divisions, KFC, Taco Bell and Pizza Hut, into a new public company, Tricon Global Restaurants, Inc. ("Tricon"). Also during fiscal 1997, PepsiCo sold PFS to AmeriServe. AmeriServe has been and continues to be the second largest Cooperative customer, purchasing supplies for distribution to KFC franchisees. When AmeriServe purchased PFS, it acquired rights under a five year distribution agreement which now binds Tricon to use AmeriServe's distribution services for Tricon-owned KFC, Taco Bell and Pizza Hut outlets, and which binds the purchasers of Taco Bell and Pizza Hut outlets sold as part of Tricon's announced program for refranchising certain Tricon-owned restaurants to existing and new franchisees. The Cooperative and its members continue to monitor their relationship with AmeriServe. AmeriServe does not purchase Equipment and Supplies through the Cooperative for distribution under its five-year Tricon agreement. On January 29, 1998, AmeriServe announced that it had signed a definitive merger agreement under which AmeriServe will acquire ProSource, the Cooperative's sixth largest distributor customer during fiscal 1997 with total sales by the Cooperative of approximately $19,000,000. The merger is expected to close in the second quarter of 1998. The impact of Tricon's formation and AmeriServe's acquisition of PFS and merger with ProSource on the business of the Cooperative remains uncertain.

         Primarily as a result of the withdrawal by KFCC, which at the time the withdrawal began amounted to about 35% of the Cooperative's sales, the Cooperative has developed business opportunities with retail outlet operators of other fast food concepts, including Taco Bell, Long John Silver's, Dairy Queen, and Fazoli's. The continued stockholder member support, along with the new volume of business from other fast food concepts, has allowed the Cooperative to continue to make Equipment and Supplies available to stockholder members at the lowest possible prices.

EXPANSION OF SERVICES

         In late 1989, the Cooperative began to explore replacing business lost because of KFCC's decision to purchase on a direct basis through PFS. The Board of Directors of the Cooperative determined to take certain steps to help assure that the Cooperative can make the volume commitments necessary and consistent with obtaining the lowest possible prices. At the 1990 Annual Meeting of Stockholders, the stockholder members of the Cooperative approved amendments to the Cooperative's Certificate of Incorporation and Bylaws to permit sales by the Cooperative of Equipment and Supplies to other restaurant systems. In 1992, the Cooperative's stockholder members approved amendments to the Cooperative's Certificate of Incorporation to provide that Taco Bell Operators may become stockholder members of the Cooperative. See "CAPITAL STOCK -- MEMBERSHIP COMMON STOCK." The Cooperative consults with FRANMAC, a corporation affiliated with Taco Bell Operators and Taco Bell Corp., with respect to its activities related to the Taco Bell concept.

         In 1992, the franchisor of Long John Silver's Seafood Shoppes ceased its purchase of equipment through its wholly owned subsidiary and began using the Cooperative to coordinate such purchases. The Cooperative is actively processing equipment purchases for both corporate and franchised Long John Silver's retail outlets.

         The Cooperative has also established with the Texas Dairy Queen Operators Council a purchasing cooperative program of Equipment and Supplies for the approximately 800 Dairy Queen retail outlets in Texas. The Cooperative has also expanded its operations into Canada providing similar services to KFC franchisees in Canada.

         On June 15, 1994, the Cooperative entered into a Purchasing Affiliation Agreement (the "Affiliation Agreement") with the International Franchisee Advisory Council, Inc. (the "IFAC"), which represents owners and operators of Domino's Pizza franchised retail outlets ("Domino's Pizza Franchisees"). The Affiliation Agreement contemplated that the Cooperative would develop a program to purchase equipment and supplies for resale to Domino's Pizza Franchisees (the "Domino's Pizza Purchasing Program"). The Cooperative originally anticipated a roll-out of the Domino's Pizza Purchasing Program during the fiscal 1995. The actions and policies of Domino's Pizza, Inc. ("DPI") have made it not possible for the Cooperative to commence an appropriate purchasing and distribution program for Domino's Pizza Franchisees. In 1995, certain representative Domino's Pizza Franchisees and IFAC commenced litigation against DPI under the antitrust laws and on other grounds. Although the Cooperative continues to sell some food and packaging items to Domino's Pizza Franchisees with large commissaries and continues to sell some Domino's Pizza equipment items, a significant cost-saving program for Domino's Pizza Franchisees will not be possible until the franchisees have successfully resolved related issues with DPI. The Cooperative had limited sales to Domino's Pizza Franchisees in fiscal 1997 and the Affiliation Agreement was terminated in June 1997.

         During fiscal 1996, the Cooperative reorganized a portion of its business with concepts other than KFC and Taco Bell into the "Horizon Group." The Horizon Group consolidates the Cooperative's business with smaller-volume concepts, such as Long John Silver's, Dairy Queen, and Fazoli's, under one management team.

         In fiscal 1997, the Cooperative established a new subsidiary, FoodService Purchasing Cooperative International, Inc., to develop the Cooperative's sales of equipment to quick service restaurant operators located outside of the United States and Canada. Through this subsidiary, the Cooperative acquired the international equipment business of a small international sales broker on December 31, 1996.

         During fiscal 1997, sales to operators of retail outlets of quick service restaurant systems other than KFC and Taco Bell Operators in the United States were approximately 24% of sales.

CANADIAN OPERATIONS

         In fiscal 1992, through its newly formed subsidiary, KFC Franchisee Purchasing of Canada, Inc. (the "Canadian Subsidiary"), the Cooperative commenced to purchase and coordinate distribution for owners and operators of KFC franchised retail outlets in Canada. The Canadian Subsidiary sells primarily to independent KFC-approved distributors in Canada similar to the way the Cooperative does business in the United States. The Cooperative and the Canadian Subsidiary have entered into agreements with Canadian distributors providing for substantially the same relationship as the Cooperative has with United States distributors. See "DISTRIBUTION."

         In Canada, franchisees own and operate approximately 574 retail outlets, while Pepsi-Cola Canada Ltd. owns approximately 242 retail outlets. Scott's Restaurants, Inc. ("Scott's") is the largest franchisee in Canada, with approximately 369 retail outlets. The operations of the Canadian subsidiary are substantially dependant on its business connected with Scott's. On October 10, 1997, following a court ruling favorable to KFC (Canada), KFC (Canada) delivered a notice terminating Scott's franchise license agreement to operate KFC outlets. Scott's has obtained a stay of the termination pending judicial appeal. The loss by the Canadian subsidiary of Scott's KFC business would have a materially adverse effect on the Cooperative's Canadian operations.

         The Canadian Subsidiary's headquarters are located in Mississauga, Ontario. The Canadian operations are supported with existing Cooperative personnel and resources, supplemented by a small support staff in Canada. The Canadian operations contributed approximately $51,397,000 (U.S.) in sales in fiscal 1997. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--ANALYSIS OF OPERATIONS."


TRADE REGULATION MATTERS

         The following features of the Cooperative reflect the mutual concerns of the Cooperative and its customers that the operations of the Cooperative be consistent with the objective of fostering competition at both the supply and distribution stages in the provision of Equipment and Supplies to Operators.

         (1) Stock ownership and attendant rights in the Cooperative are available to all Operators on a nondiscriminatory basis, and the purchase of Common Stock is completely voluntary. Operators need not own Common Stock to purchase goods from the Cooperative directly or through a distributor.

         (2) The Cooperative does not impose any requirement that members or their distributors purchase any goods from the Cooperative. The success of the Cooperative depends on it being able to purchase and resell goods at prices that attract the business of Operators and/or their distributors in a free and competitive market environment.

         (3) The Cooperative does not control or restrict the distributors with which Operators may deal. The choice of a distributor and the terms of the distribution arrangement remain in the sole control of the Operator, and all distributors are free to purchase from the Cooperative subject to uniform and reasonable credit standards.

         (4) The Cooperative does not control or restrict the manufacturers who supply goods to Operators. All "approved suppliers" have the opportunity to compete for the business of the Cooperative, and all such suppliers, whether or not they sell to the Cooperative, are free to sell directly to Operators and/or their distributors.

         (5) The Cooperative does not finance its operations through brokerage fees or rebates from suppliers with which it deals. The operation of the Cooperative is financed by the capital contributions of its members, by the mark-ups charged by it on goods it sells to cover the costs of its services, and by borrowings from commercial lenders.

         (6) The Cooperative does not solicit or induce unlawful price discriminations from its suppliers. The cost prices paid by the Cooperative are negotiated with, or competitively bid by, suppliers based on the Cooperative's volume commitments to purchase and the cost savings realized by suppliers from dealing with the Cooperative. The cost savings realized by certain suppliers are reflected in sales and service allowances which operate to reduce the Cooperative's cost prices.

         (7) The Cooperative does not dictate or in any way control delivered prices charged by distributors for goods purchased from the Cooperative. The Cooperative does provide to its members information on the Cooperative's prices, industry data on distribution costs and service levels, and does monitor distributor prices to enable franchisees to negotiate more effectively with distributors. See "DISTRIBUTION."

         (8) The Cooperative does not disclose information that is identified or identifiable as pertaining to the business of any particular Operator (other than information relating to past due accounts owed to the Cooperative) to any other Operator or representative thereof or to any other person who is not employed by the Cooperative.

PROPERTIES


         The Cooperative does not own any real property or warehousing facilities. The Cooperative currently leases approximately 51,474 square feet of office space at 950 Breckinridge Lane, in Louisville, Kentucky, for its executive offices under leases expiring on February 28, 1999. The Cooperative leases commercial frozen food warehouse facilities on a short-term basis in various locations in connection with its frozen cob corn purchase program. The Cooperative currently leases approximately 19,650 square feet of warehouse space in Louisville, Kentucky, for its equipment staging operation. The Canadian Subsidiary also leases approximately 1,400 square feet of office space in Mississauga, Ontario.


EMPLOYEES


         The Cooperative presently has approximately 169 employees, including temporaries. The Cooperative believes that its employee relations are generally satisfactory.


                                 DIVIDEND POLICY

         Although the Cooperative does not engage in business to generate profits, if in any year the revenues from Equipment and Supplies sales exceed expenses, the amortization of debt, and reasonable reserves, the Cooperative may distribute all or a portion of the excess to the holders of Store Common Stock as dividends or use the excess revenues to provide additional procurement-related services. While the Cooperative is not precluded from paying dividends, the principal purpose of the Cooperative is not to produce profits to be distributed. Prior to the implementation of the Cooperative's patronage dividend program, the Cooperative's Board of Directors declared a dividend of $25.00 per share of Store Common Stock which was paid on March 31, 1982. There is no current intention to pay any dividends in the future on Store Common Stock on a per share basis. The Cooperative will not pay dividends at any time on Membership Common Stock.

         The Cooperative has established a patronage dividend program. See "PATRONAGE DIVIDEND PROGRAM." The payment of dividends based upon patronage tends, of course, to reduce or eliminate funds available for dividends based upon the number of shares of Store Common Stock owned.

                           PATRONAGE DIVIDEND PROGRAM

INTRODUCTION

         Although the Cooperative does not engage in business to generate profits, it may nonetheless, in any fiscal year, generate revenues in excess of amounts needed to cover expenses, amortize indebtedness, and provide for reasonable reserves. Thus, even though the Cooperative endeavors to minimize markups on Equipment and Supplies to the least amount required to cover its anticipated costs of operations, the Cooperative may have funds available for distribution to members.


         In 1982, the Cooperative implemented a program for the payment of patronage dividends to members on the basis of the value of business done by the Cooperative with regard to each member, respectively. Beginning with fiscal 1995, through an amendment to Section 9.2 of its Bylaws set forth in its entirety herein, the Board of Directors is authorized to distribute as patronage dividends amounts determined in accordance with Section 9.2. Under the revised program, solely for purposes of determining the amount of patronage dividends distributable to a particular stockholder member, the Cooperative has established two separate pools of allocated net earnings for purposes of making patronage dividend determinations, the "KFC Pool" and the "Taco Bell Pool," as defined in Section 9.2, such that patronage dividends to stockholder members operating Taco Bell retail outlets will be paid from the Taco Bell Pool and patronage dividends to stockholder members operating KFC outlets will be paid from the KFC Pool. In addition, in August 1995, the Cooperative's Board of Directors determined that the Cooperative would pay patronage dividends to its stockholder members, based separately for KFC stockholder members on pre-tax income available from the KFC Pool and for Taco Bell stockholder members based on pre-tax income available from the Taco Bell Pool, for the period from November 1, 1995, through October 31, 1996, in an aggregate amount equal to the lesser of (a) 60% of the Cooperative's total "pre-tax income," as defined in the Cooperative's 1996 fiscal year budget, or (b) the amount of the Cooperative's total "pre-tax income" for fiscal 1996 reasonably allocable to sales with respect to which a patronage dividend is payable. In August 1996, the Board of Directors determined that a patronage dividend for fiscal 1997 would be paid on a formula similar to that adopted for fiscal 1995, except that the patronage dividend would be based upon 70% of "pre-tax income," rather than 60%. In August 1997, the Board of Directors determined that a patronage dividend for fiscal 1998 would be paid on a formula similar to that adopted for fiscal 1997, except that the patronage dividend would be based upon 80% of pre-tax income.

         The Cooperative paid a patronage dividend totaling $1,246,000 in March 1996 for patronage in fiscal 1995. The Cooperative paid $2,762,000 in March 1997 for patronage in fiscal 1996. For patronage during fiscal 1997, a dividend totaling $2,890,000 is payable in March 1998. KFC-related sales volumes and net income have historically been higher than Taco Bell sales volumes and net income. For fiscal 1997, patronage dividends for KFC Operator members will average approximately $900 per store, while patronage dividends for Taco Bell Operator members will average approximately $400 per store.


BYLAW PROVISION

         The Bylaw provision regarding patronage dividends is as follows:

                                   Article IX
                               Patronage Dividends

                           9.1 Cooperative Basis. The Cooperative shall at all times be operated on a cooperative basis for the benefit of its stockholder members. The Cooperative shall always do more than fifty percent (50%) in value of its business with its stockholder members either directly or through distributors ("participating distributors") which shall have agreed to participate in the Cooperative's patronage dividend program for its stockholder members by entering into distributor participation agreements with the Cooperative in such form as the President shall prescribe from time to time. The Cooperative may operate on a for-profit basis with respect to non-members.

                           9.2      Patronage Dividend Distributions.

                           (a) The Board of Directors is authorized, after
                  considering the Cooperative's need for capital and reserves, to distribute as patronage dividends directly to each stockholder member of the Cooperative amounts determined as set forth below. Solely for the purpose of determining the amount of patronage dividends distributable to a particular stockholder member of the Cooperative, the Cooperative's business with its stockholder members shall be segregated into two distinct pools: (i) the "KFC Pool," under which shall be determined the net earnings of the Cooperative from business done by the Cooperative directly with stockholder members for use by the stockholder members in KFC retail outlets owned or operated by the stockholder members and the value of business done by the Cooperative with participating distributors resulting in resales by such distributors to such stockholder members for such use; and (ii) the "Taco Bell Pool," under which shall be determined the net earnings of the Cooperative from business done by the Cooperative directly with stockholder members for use by the stockholder members in Taco Bell retail outlets owned or operated by the stock holder members and the value of business done by the Cooperative with participating distributors resulting in resales by such distributors to such stockholder members for such use.

                           The amount distributable by the Cooperative as
                  patronage dividends directly to each stockholder member of the Cooperative shall be based on

                           (A)      The ratio of

                                    (i)     the value of business done by the
                           Cooperative directly with such stockholder member for use by the stockholder member in KFC retail outlets owned or operated by the stockholder member and the value of business done by the Cooperative with participating distributors resulting in resales by such distributors to such stockholder member for such use, to

                                    (ii)    the net earnings of the Cooperative
                           in the KFC Pool, plus

                           (B)      The ratio of

                                    (i) the value of business done by the
                           Cooperative directly with such stockholder member for use by the stockholder member in Taco Bell retail outlets owned or operated by the stockholder member and the value of business done by the Cooperative with participating distributors resulting in resale by such distributors to such stockholder member for such use, to

                                    (ii)    the net earnings of the Cooperative
                           in the Taco Bell Pool.

                           (b) The distribution described in subparagraph (a),
                  is among all stockholder members, shall be directly proportional for each taxable year of the Cooperative to the purchases by each stockholder member, whether such purchases are direct or through a participating distributor.

                           9.3 Timing of Payment of Patronage Dividends. Each
                  distribution of patronage dividends shall be made within the payment period beginning with the first day of a taxable year for which the Cooperative claims a deduction for patronage dividends paid in the form of such distributions and ending with the 15th day of the 9th month following the close of such taxable year.

                           9.4 Character of Distributions. Twenty percent or
                  more of the amount of each distribution shall be paid in cash or by a "qualified check" as defined in Section 1388(c)(4) of the Internal Revenue Code of 1986, as amended. All amounts of such distributions not paid in money or by "qualified check" shall be paid a "qualified written notice of allocation" as defined in Section 1388(c)(1) of the Internal Revenue Code of 1986, as amended.

                           9.5 Consent to Stockholder Members. Membership in the
                  Cooperative by stockholder members shall constitute a consent of each such member to include in its gross income the amount of any patronage dividend which is paid with respect to direct sales from the Cooperative, and indirect sales through participating distributors in money, "qualified checks," "qualified written notices of allocation" or other property (except "nonqualified written notices of allocation" as defined in Section 1388(d) of the Internal Revenue Code of 1986, as amended) and which is received by it during the taxable year from the Cooperative. Each stockholder member of the Cooperative, through initiating or retaining its membership after adoption of this Article IX of these Bylaws, as amended from time to time, consents to be bound hereby. The provisions of this Article IX, as amended from time to time, shall be a contract between the Cooperative and each stockholder member as fully as though each stockholder member had signed a specific separate instrument in which the stockholder member agreed to be bound by all of the terms and provisions of this Article IX, as amended from time to time.

                           9.6 Application of Patronage Dividends to Amounts Due
                  the Cooperative. Notwithstanding any of the foregoing provisions of this Article IX, the portion of any patronage dividends which would otherwise be payable in cash under any provision of this Article IX to a stockholder member may be applied by the Cooperative to the payment of any indebtedness, the repayment of which is in default, owed to the Cooperative by any such stockholder member to the extent of such indebtedness instead of being distributed in cash, provided, however, that an amount equal to twenty percent (20%) (or, in the case of a stockholder member located in a jurisdiction to which the special withholding requirements of Sections 1441 or 1442 of the Internal Revenue Code of 1986, as amended, apply, thirty percent (30%)) of the total annual patronage dividends distributable for the applicable year to any such stockholder member shall nevertheless be paid in cash within the period set forth in Section 9.3 if any such stockholder member so requests in a writing received by the Cooperative within thirty (30) days of the first day of the Cooperative's fiscal year as established under Section 6.3.

FEATURES OF PROGRAM

         The patronage dividend program implemented pursuant to the Bylaw provision has the following, among other, features:

         1. Members who are United States residents must consent to report any patronage dividends received as gross income for federal income tax purposes. The Cooperative will file with the Internal Revenue Service a report, currently on Form 1099-PATR, of the amount of patronage dividends paid to each member. Members resident of countries other than the United States generally are subject to a flat United States tax of 30% on the amount of patronage dividends paid by the Cooperative. The Cooperative is required to withhold the 30% tax from the patronage dividend payment, unless the treaty between the United States and a particular country provides for a lower withholding rate. For example, a treaty between the United States and Canada provides for withholding at a 15% rate (although the Canadian member remains liable for the remaining 15% tax).

         2. While the Bylaw provision permits the Cooperative to operate on a "for-profit basis" with respect to non-members, the Cooperative has no intention of changing its pricing policy, as described above, pursuant to which the Cooperative endeavors to mark up prices on Equipment and Supplies by the least amount necessary.

         3. The validity of the Cooperative's allocation of participating distributor purchases to the distributors' respective customer Operators will depend upon the accuracy and timeliness of the records maintained by the distributors and provided to the Cooperative pursuant to agreements between the distributors and the Cooperative. The Cooperative anticipates that distributors serving members will perform the recordkeeping functions in an accurate and timely manner. However, the Cooperative cannot assume responsibility, as between the Cooperative and its members, for the information provided, or not provided, the Cooperative by distributors with respect to purchases by individual Operators.

         4. While the Cooperative is authorized to make distributions, in part, in a form other than cash, the Cooperative anticipates that in the foreseeable future any distributions would be solely in the form of cash, subject to offset as discussed below. In August 1993, the Cooperative's Board of Directors adopted Article 9.6 set forth above providing for a possible offset of a stockholder member's patronage dividend against the payment of any indebtedness to the Cooperative, the repayment of which is in default. As a matter of policy, the Cooperative currently notifies any franchisee against whose patron age dividend the Cooperative intends to offset against an obligation of its intention by certified mail return receipt requested, and the Cooperative will require any member requesting that 20% of any patronage dividend to be offset nevertheless be paid to the member in cash make the request by certified mail return receipt requested.

         5. KFC Management and Harman are eligible as are all other members to receive patronage dividends on the same basis as other members.

         6. Distributions of patronage dividends are based solely on patronage with the Cooperative and not on the basis of the number of shares of Store Common Stock owned by a member. The payment of dividends based on patronage with the Cooperative necessarily reduces or eliminates funds available for dividends based on the number of shares of Store Common Stock owned.

         7. Non-member Operators are ineligible to receive patronage dividends, just as they are ineligible to receive dividends on Store Common Stock.

         8. The treatment of the Cooperative's payment of patronage dividends under the federal income tax laws of the United States is not free from uncertainty. See "UNITED STATES TAX ASPECTS OF THE PATRONAGE DIVIDEND PROGRAM." If favorable tax treatment of patronage dividends becomes unavailable, the Cooperative will reevaluate the patronage dividend program and may discontinue or modify it.

         9. If the Cooperative is liquidated, any funds available after redemption of Membership Common Stock will be distributed on the basis of past patronage with the Cooperative rather than number of shares of Store Common Stock owned.

UNITED STATES TAX ASPECTS OF THE PATRONAGE DIVIDEND PROGRAM

         The United States Internal Revenue Code of 1986, as amended (the "Code"), provides that corporations "operating on the cooperative basis" generally may exclude from their taxable income amounts paid as "patronage dividends." "Patronage dividends" are amounts paid to patrons (a) on the basis of the quantity or value of business done with or for such patron, (b) under an obligation of an organization to pay such amount, which obligation existed before the organization received the amount so paid, and (c) which is determined by reference to the net earnings of the organization from business done with or for its patrons. The patronage dividend program described above calls for the payment of patronage dividends, (a) to members with respect to their purchases of Equipment and Supplies from the Cooperative, (b) pursuant to an obligation to pay in the context of the provisions of the Bylaws set forth above, and (c) determined on the basis of the net earnings of the Cooperative from such business done with all of its members in accordance with Article 9.2. Accordingly, the Cooperative believes that its patronage dividend program meets the standards of the Code.

         The Cooperative has been advised by the U.S. Internal Revenue Service that the Service will not issue a favorable advance ruling concerning the Cooperative's proposed exclusion from its taxable income of amounts paid as patronage dividends. Accordingly, there can be no assurance that the Cooperative's treatment will not be challenged on audit of the Cooperative's federal income tax returns. If such a challenge were successful, the Cooperative would be liable for taxes and interest for any amounts disallowed as exclusions from its taxable income.

PATRONAGE DIVIDEND PROGRAM FOR CANADIAN STOCKHOLDERS


         The payment of patronage dividends to members is based on the value of business done by the Cooperative with regard to each member. Because substantially all of the Cooperative's Canadian sales to Operators will be with the Canadian Subsidiary, and not with the Cooperative itself, the value of business done by Canadian stockholder members with the Cooperative will be minimal. The amount of the patronage dividend paid to Canadian stockholder members will be correspondingly minimal. The Cooperative, therefore, has determined to provide a sales allowance to Canadian stockholder members based on patronage with the Canadian Subsidiary. This allowance is intended to provide the Canadian stockholder members with a program based on Canadian sales similar to the current patronage dividend program. For fiscal 1998, the sales allowance will be based on 80% of the Canadian Subsidiary's net income. There can be no assurance that the Canadian Subsidiary's operations will be successful on a sustained basis and that any such price reduction program will continue.

         As noted above in "Features of Program," upon liquidation of the Cooperative any funds available after redemption of Membership Common Stock will be distributed on the basis of past patronage with the Cooperative rather than number of shares of Store Common Stock. In part, because such a liquidating distribution with respect to Canadian stockholders would be minimal, the Cooperative will enter into an agreement to repurchase any Canadian stockholder member's Store Common Stock at its original purchase price at any time after two years from the date of purchase. Under Delaware law, the Cooperative may not repurchase any shares of its common stock when the capital of the Cooperative is impaired or when such repurchase would cause any impairment of the capital of the Cooperative.


                           FEDERAL TAX CONSIDERATIONS

         Although the Cooperative expects to utilize net income, if any, for the benefit of its members, the Cooperative will not be exempt from federal income taxation as are certain other corporations operated as cooperatives.

         The 70% dividends-received deduction is not available to corporate recipients with respect to patronage dividends. Anticipated tax consequences are described in "Patronage Dividend Program." Any dividends paid to United States resident members on the basis of number of shares of Store Common Stock owned would be taxed to the recipients as ordinary income, except that members which are corporations would be entitled to the 70% dividends-received deduction. Dividends paid to non-resident individuals, corporations, partnerships, and all other types of entities would be subject to a flat 30% United States tax.

                                   MANAGEMENT

DIRECTORS AND OFFICERS


         The Cooperative's Bylaws provide for a Board of Directors consisting of up to twenty voting members plus the Cooperative's President, who is a non-voting member. Up to nineteen directors will be elected by the holders of various series of Membership Common Stock. Each series of Membership Common Stock is generally entitled to elect one director, except that the NCAC and KFC Management are each entitled to elect two directors. In addition, when and if shares of Series O, P and/or Q are issued and outstanding, holders of those series are also collectively entitled to elect the Taco Bell at large director. See "CAPITAL STOCK -- MEMBERSHIP COMMON STOCK -- VOTING RIGHTS." One director (the "Independent Director") is nominated by the Board of Directors and elected by a plurality vote of the shares of all series of Membership Common Stock entitled to vote. The Independent Director must not be affiliated in any way with any Operator. With the exception of the President and the Independent Director, each director of the Cooperative must be a member of the Cooperative or a shareholder, officer, employee or partner of the entity which is a member of the Cooperative. Additionally, each director (other than the President and the Independent Director) must be a member or an officer, director, shareholder, employee or partner of the organization which is entitled to vote for such director. All voting members of the Board of Directors serve three-year staggered terms. In addition to the twenty voting members and the President described above, the Cooperative's Bylaws provide that the Board of Directors may from time to time appoint one or more non-voting members of the Board of Directors to serve at the pleasure and upon such terms and conditions as the Board of Directors may provide. Pursuant to this provision, the Board of Directors has established a non-voting membership for a Taco Bell stockholder member after consultation with the Taco Bell Operators serving as directors and the Franchise Management Advisory Council ("FRANMAC"); David Paradise currently serves in this position.

                          MANAGEMENT OF THE COOPERATIVE

Directors and Executive Officers


              The following table lists, in addition to other information, the directors and certain executive officers of the Cooperative at December 31, 1997, their ages, their position with the Cooperative, their present principal occupations, and the number and percentages of shares of Store Common Stock beneficially owned, directly or indirectly, by each. The information provided with respect to the ages and number of shares beneficially owned is as of December 31, 1997.






                                                   POSITIONS           YEAR FIRST
                                                  AND OFFICES            BECAME
                                                   CURRENTLY          DIRECTOR OR         TERM AS          SERIES REPRESENTED
                                                    HELD WITH          EXECUTIVE         DIRECTOR          ------------------
NAME                                   AGE        COOPERATIVE           OFFICER           EXPIRES                  (*)
----                                   ---        -----------           -------           -------                  ---
William E. Allen                       58          Director,              1988             2000                     F
                                                   Secretary

Anthony Basile                         56           Director              1997             1998                 Taco Bell
                                                                                                                At Large
James G. Cocolin                       48           Director              1996             1999                     C

Lois G. Foust                          53           Director              1997             1998                     L

Edward J. Henriquez,                   60           Director              1994             1999                     J
Jr.

Paul A. Houston                        48           Director              1995             2000                     I



Grover G. Moss                         53           Director              1994             1998                     O

David G. Neal                          51          Director,              1991             2000                     E
                                                      Vice
                                                  Chairman of
                                                   the Board,
                                                   Treasurer

James D. Olson                         47           Director              1997             1998                     H






                                                                      STORE
                                                 PRESENT              COMMON             PERCENT
                                                PRINCIPAL             STOCK             OF STORE
NAME                                           OCCUPATION           OWNERSHIP         OUTSTANDING
----                                           ----------           ---------         -----------


William E. Allen                                Operator                11                **

Anthony Basile                                  Operator                26                **

James G. Cocolin                                Operator                13                **

Lois G. Foust                                   Operator                 2                **

Edward J. Henriquez,                            Operator                12                **
Jr.

Paul A. Houston                               President of             367               6.0
                                                 Scott's
                                              Restaurants,
                                                  Inc.
Grover G. Moss                                  Operator                10                **

David G. Neal                                   Operator                94               1.5




James D. Olson                                President of             266               4.3
                                                 Harman



                                                   POSITIONS           YEAR FIRST
                                                  AND OFFICES            BECAME
                                                   CURRENTLY          DIRECTOR OR         TERM AS          SERIES REPRESENTED
                                                    HELD WITH          EXECUTIVE         DIRECTOR          ------------------
NAME                                   AGE        COOPERATIVE           OFFICER           EXPIRES                  (*)
----                                   ---        -----------         -----------        --------                  ---
Robert P. Peck                         63          Director,              1990             1999                     B
                                                  Chairman of
                                                   the Board

Darlene L. Pfeiffer                    60           Director              1997             1998                     L

Edward W. Rhawn                        59           Director              1992             1999                Independent



Jack M. Richards                       69           Director              1991             2000                     A

Dean M. Sorgdrager                     35           Director              1996             1999                     G

Calvin G. White                        43           Director              1992             1999                     D

Ronald J. Young                        39           Director              1993             2000                     M

David Paradise                         47          Non-Voting             1997              --                     --
                                                  Director ++

Thomas D. Henrion                      55          Director,              1980              --                     --
                                                   President,
                                                     Chief
                                                   Executive
                                                    Officer

William V. Holden                      48             Vice                1985              --                     --
                                                   President,
                                                     Chief
                                                   Financial
                                                    Officer

W. Thomas Hutcherson                   51             Vice                1982              --                     --
                                                   President,
                                                   Purchasing

Kenneth L. Hartung                     50             Vice                1993              --                     --
                                                   President





                                                             STORE
                                       PRESENT               COMMON            PERCENT
                                       PRINCIPAL             STOCK            OF STORE
NAME                                  OCCUPATION           OWNERSHIP         OUTSTANDING
----                                  ----------           ---------         -----------
Robert P. Peck                          Operator                10                **


Darlene L. Pfeiffer                     Operator                 4                **

Edward W. Rhawn                        Chairman of              --                --
                                          Rhawn
                                       Enterprises,
                                          Inc.

Jack M. Richards                        Operator                 3                **

Dean M. Sorgdrager                      Operator                 1                **

Calvin G. White                         Operator                12                **

Ronald J. Young                         Operator                12                **

David Paradise                          Operator                 9                **

Thomas D. Henrion                      President &              --                --
                                          Chief
                                        Executive
                                        Officer,
                                       Cooperative

William V. Holden                         Vice                  --                --
                                       President,
                                          Chief
                                        Financial
                                        Officer,
                                       Cooperative

W. Thomas Hutcherson                      Vice                  --                --
                                        President
                                       Cooperative

Kenneth L. Hartung                        Vice                  --                --
                                        President
                                       Cooperative




                                                   POSITIONS           YEAR FIRST
                                                  AND OFFICES            BECAME
                                                   CURRENTLY          DIRECTOR OR         TERM AS          SERIES REPRESENTED
                                                    HELD WITH          EXECUTIVE         DIRECTOR          ------------------
NAME                                   AGE        COOPERATIVE           OFFICER           EXPIRES                  (*)
----                                   ---        -----------           -------           -------                  ---
John W. Inwright                       41             Vice                1991              --                     --
                                                   President,
                                                   Operations

Carol L. Mudd                          43             Vice                1997              --                     --
                                                   President,
                                                     Human
                                                   Resources




                                                                STORE
                                            PRESENT             COMMON            PERCENT
                                           PRINCIPAL             STOCK            OF STORE
NAME                                      OCCUPATION           OWNERSHIP         OUTSTANDING
----                                      ----------           ---------         -----------
John W. Inwright                             Vice                  --                --
                                          President,
                                          Cooperative

Carol L. Mudd                                Vice                  --                --
                                          President,
                                          Cooperative


All directors and officers as a group (23 persons)+++             852              13.9


* KFC Management has purchased one share of Series K Membership Common Stock. In 1989, both directors representing KFC Management resigned as members of the Board of Directors. KFC Management has not taken any action to fill the vacancies and has not indicated whether it will take action in the future to fill the vacancies. The total number of shares of Store Common Stock listed as owned by directors and officers does not include the 2,028 shares of Store Common Stock believed by the Cooperative to be owned by KFC Management or affiliates, representing approximately 33.0% of the Store Common Stock outstanding.
**       Less than one-half of one percent.
+        Mr. Neal has previously served on the Board of Directors of the
Cooperative as one of the two directors representing the National Franchise Advisory Council, the former holder of the Series L share of Membership Common Stock. He first began serving on the Board of Directors as a representative of Series E in February 1991.
++       Mr. Paradise is a Taco Bell Operator chosen to serve at the pleasure of the Board of Directors as a non-voting member of the Board of Directors after consultation with the Taco Bell Operators serving as directors and FRANMAC.
+++      Each director, other than Messrs. Henrion and Rhawn, is, or is affiliated with a member which is, the owner of one share of Membership Common Stock; Mr. Peck is affiliated with a member which is the owner of two shares of Membership Common Stock. All directors and officers as a group (23 persons) own 17 shares of Membership Common Stock, 2.6 percent of the total number of Shares of Membership Common Stock outstanding. The Store Common Stock ownership reflects the number of shares which each director, other than Messrs. Henrion and Rhawn, owns or which is owned by the member with which the director is affiliated. Except as required by law, Store Common Stock has no voting rights. Messrs. Henrion and Rhawn are neither the owners, nor affiliates of owners, of any Membership or Store Common Stock.

         During the last five years, Messrs. Allen, Basile, Cocolin, Foust, Henriquez, Houston, Moss, Neal, Olson, Paradise, Peck, Pfeifer, Richards, Sorgdrager, White, and Young have been principally engaged in business as Operators, and Mr. Rhawn has been Chairman and owner of Rhawn Enterprises, Inc., a Louisville financial services holding company.


         Kenneth L. Hartung has served as a Vice President of the Cooperative since 1993. From 1991 to February 1993, Mr. Hartung was Vice President of Sales and Marketing for the E. S. Robbins Container Division. He had previously served as Vice President of Development of the Liqui-Box Corporation and in several positions, including Vice President of Marketing, with the B-Bar-B Corporation.


         Thomas D. Henrion joined the staff of the Cooperative in March 1980 as its President and in 1993 also became Chief Executive Officer.


         William V. Holden has been Vice President of the Cooperative since 1989 and served as Controller of the Cooperative from 1985 until he was appointed Chief Financial Officer in 1991. Mr. Holden also serves the Cooperative as Assistant Treasurer.

         W. Thomas Hutcherson has served as the Cooperative's Vice President of Purchasing since 1994. He served as Vice President-Equipment Purchasing and Sales from 1982 until 1994.


         John W. Inwright has served as Vice President of Operations, responsible for purchasing and customer service for both Equipment and Supplies since 1996. From 1991 to 1996, he served as Vice President of Purchasing. Mr. Inwright has served the Cooperative in its purchasing operations since 1984.

         Carol L. Mudd joined the staff of the Cooperative in 1986 in Administration. She became manager of administration and communications in 1991 and director of human resources, administration and communications in 1994. In December 1997, Ms. Mudd was appointed Vice President of Human Resources.

         Except for Mr. Henrion, all officers of the Cooperative who are also directors serve in such offices on a limited, part-time basis without remuneration.

STANDING COMMITTEES

         The Board of Directors of the Cooperative had four regular meetings in fiscal 1997 and no special meetings. The Board of Directors has five standing committees: Executive, Personnel, Audit and Budget, Insurance, and Nominating.

         The Executive Committee is comprised of Messrs. Peck, Neal, Houston, and Allen. The Executive Committee, between the meetings of the Board and while the Board is not in session, has all the powers and may exercise all the duties of the Board of Directors in the management of the business of the Cooperative which may lawfully be delegated to it by the Board.

         The Audit and Budget Committee is comprised of Messrs. Neal, Young, Cocolin, Henriquez, Pfeiffer, Basile, and Foust and met 5 times during fiscal 1997. The Audit and Budget Committee meets periodically with management and representatives of the Cooperative's independent accountants. The independent accountants have free access to the Committee and the Board of Directors. The Committee considers the scope, timing and fees for the annual audit and the results of audit examinations performed by the independent public accountants, including certain recommendations to improve the Cooperative's systems of accounting and internal controls, and the follow-up reports prepared by management of the Cooperative pursuant to such recommendations. The Committee reviews the Cooperative's annual budget before its consideration by the Board of Directors.

              The Insurance Committee is comprised of Messrs. Allen, Richards, Sorgdrager, White, and Moss. The Insurance Committee monitors the operations of the Insurance Subsidiary and, in conjunction with the Executive Committee, makes recommendations to the Board of Directors concerning the insurance programs.

              The Nominating Committee is comprised of Messrs. Rhawn, Houston, Allen and Paradise. The Nominating Committee makes recommendations to the Board of Directors concerning officer positions for the Cooperative and met once during fiscal 1997. The Board of Directors considers the nomination of the Independent Director. Members of the Cooperative nominate their own candidates for director to represent their respective Series of Membership Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              The Personnel Committee is comprised of Messrs. Peck, Houston, Olson, Paradise and Rhawn and met 4 times during fiscal 1997. Pursuant to a former provision of the Cooperative's Bylaws, Mr. Peck, as Chairman of the Board, served as the Cooperative's Chief Executive Officer until May 1993; he received no compensation from the Cooperative except for the reimbursement for expenses as provided below under "Compensation of Directors." The Personnel Committee considers personnel policy and practices of the Cooperative and makes recommendations to the Board of Directors concerning the compensation of all officers.

EXECUTIVE COMPENSATION

              The following table shows all cash compensation paid by the Cooperative for the years ended October 31, 1997, 1996 and 1995 to the most highly compensated executive officers as to whom the total cash and cash-equivalent remuneration exceeded $100,000 during fiscal 1997.



                           SUMMARY COMPENSATION TABLE

                                                                      Annual Compensation
                                                                      -------------------
Name and Principal                          Fiscal                                                         All Other
     Position                                Year                  Salary              Bonus(1)       Compensation(2)
-------------------                          ----                  ------              -------       ---------------
Thomas D. Henrion                            1997                 $208,460              $49,940             $20,583
    President and Chief                      1996                  191,798               58,466              22,578
    Executive Officer                        1995                  181,498               51,480              21,046

William V. Holden                            1997                  103,665               16,500              12,010
    Vice President and                       1996                   95,421               16,432              12,444
    Chief Financial                          1995                   92,067               14,406              10,531
    Officer

John W. Inwright                             1997                  103,178               18,150              12,317
    Vice President                           1996                   88,656               20,000              11,929
                                             1995                   77,702               16,625               9,016
Kenneth L. Hartung                           1997                  102,733               16,838              11,802
    Vice President                           1996                   93,896               15,288              12,662
                                             1995                   87,099               17,861              10,457

Judith L. Hollis (3)                         1997                  100,963               16,830              11,949
    Vice President                           1996                   91,133               18,520              12,404
                                             1995                   86,800               18,346              10,230



         (1) The Cooperative has established bonus programs for all officers under which, if they achieve certain objectives, they may receive a bonus of not greater than 40% of their base salaries.

         (2) Includes employer contribution to the Cooperative's Thrift Plan and Money Purchase Pension Plan in fiscal 1997 as follows: Mr. Henrion $4,500 and $11,083, respectively; Mr. Holden $3,603 and $8,407, respectively; Mr. Inwright $3,695 and $8,622, respectively; Mr. Hartung $3,541 and $8,261, respectively; and Ms. Hollis $3,585 and $8,364, respectively. For Mr. Henrion, the fiscal 1997 amount includes $5,000, representing the value to Mr. Henrion of the

         Cooperative's payments with respect to the insurance policy described below.

         (3) Ms. Hollis resigned from all positions with the Cooperative effective February 6, 1998.

         In addition, Mr. Henrion and the Cooperative have executed a Supplemental Benefits/Consulting Agreement (the "Supplemental Agreement"), effective January 1, 1994, whereby Mr. Henrion will receive deferred compensation upon either his retirement or his voluntary or involuntary termination not for cause, as defined. The Cooperative's determination to enter into the Supplemental Agreement was primarily based on the Board of Directors' subjective sense of the value of Mr. Henrion's continued loyalty and service to the Cooperative, the Cooperative's desire to assist Mr. Henrion in providing for his retirement, as well as the contingencies of death and disability, and to provide Mr. Henrion with an incentive to provide advisory services to the Cooperative in a consulting capacity upon his eventual retirement.


         Pursuant to the Supplemental Agreement, commencing upon his departure from the Cooperative (so long as his departure is not the result of a termination for cause) and for the duration of the "Period" as defined below, Mr. Henrion will receive monthly compensation equivalent at least to one-twelfth of 18% of his annual base compensation averaged over a three-year period ("Averaged Annual Compensation"). The Period will be a number of months equal to the number of months Mr. Henrion has worked for the Cooperative after January 1, 1994. In addition, for one year following the expiration of the Period, Mr. Henrion will receive, in equal monthly installments, an amount equal to his Averaged Annual Compensation. As of October 31, 1997, Mr. Henrion's Averaged Annual Compensation for purposes of the Supplemental Agreement was $195,107 with one-twelfth of 18% of this amount equal to $2,927.


         If Mr. Henrion chooses to provide consulting services following his departure from the Cooperative, in lieu of the monthly supplemental retirement benefits at the annual rate of 18% of his Averaged Annual Compensation, he will receive monthly compensation equivalent to one-twelfth of 30% of his Averaged Annual Compensation for so long as he provides such consulting services. In any event, Mr. Henrion may not provide consulting services for longer than the Period or seven years, if the Period exceeds seven years. Mr. Henrion may elect to receive the supplemental retirement income described above in a lump sum payment of the present value of such income, in lieu of the monthly payments.

         The Supplemental Agreement also provides Mr. Henrion with an increasing death benefit whole life split-dollar insurance policy in an initial face amount of $147,384 (the "Policy"). The Cooperative will pay the $10,000 annual premium on the Policy unless and until Mr. Henrion's employment ceases for any reason. The Cooperative has a 50% interest in the death benefits and cash value under the Policy. Should Mr. Henrion's employment terminate for any reason before his death, Mr. Henrion has the option of purchasing the Cooperative's interest in the Policy for 50% of its then cash value. If Mr. Henrion does not exercise his right to purchase the Cooperative's interest in the Policy, the Cooperative may either purchase Mr. Henrion's interest in the Policy for 50% of its then cash value or elect that the Policy be surrendered, in which case the cash value will be paid one-half to Mr. Henrion and one-half to the Cooperative.

COMPENSATION OF DIRECTORS

         No director, other than the Independent Director, receives any remuneration from the Cooperative other than reimbursement for long distance travel, hotel accommodations, and $400 per board meeting for out-of-pocket expenses. The Independent Director receives an annual fee of $10,000, plus fees of $1,000 per board meeting attended.

TRANSACTIONS WITH STOCKHOLDERS, DIRECTORS AND OFFICERS

         All present voting members of the Board of Directors, except the Independent Director, are Operators or represent Operators and have purchased or may purchase Equipment and Supplies from the Cooperative or from distributors who purchase from the Cooperative. All purchases by directors or their affiliates from the Cooperative are made on the same terms and conditions as purchases by any other Operator. Several Operators, including KFC Management, are also in the business of purchasing Equipment and Supplies for sale and distribution to other Operators and may purchase such Equipment and Supplies from the Cooperative. See "HISTORY AND OPERATING PRINCIPLE," "OPERATIONS--PRINCIPAL CUSTOMERS," "PEPSICO/ TRICON" and Note 6 of the "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS."


                                   MEMBERSHIP

         Membership in the Cooperative is open to all Operators on a nondiscriminatory basis. Each Operator desiring membership in the Cooperative is required to purchase one share of Membership Common Stock regardless of the number of retail outlets operated and to purchase that number of KFC shares of Store Common Stock which equals either (i) the total number of KFC retail outlets located in the United States owned and operated by that Operator, (ii) the total number of retail outlets located in a Foreign Territory owned and operated by that Operator, (iii) the total number of KFC retail outlets located in Canada owned and operated by that Operator or (iv) the total number of Taco Bell retail outlets wherever located owned and operated by that Operator. See "CAPITAL STOCK--STORE COMMON STOCK--LIMITATIONS ON OWNERSHIP AND TRANSFER; REDEMPTION. If a stockholder member at any time becomes an owner and operator of additional KFC retail outlets within the United States, within a Foreign Territory, or within Canada, or of additional Taco Bell retail outlets wherever located, as the case may be, he shall purchase one additional share of Store Common Stock for each such additional outlet. To assist the Cooperative in negotiating purchase contracts, members are asked from time to time for a good faith best estimate of purchasing intentions, but responses are not required as a condition of membership. No purchase commitment is required as a condition of membership or, except with respect to advance purchase commitments for certain commodities, as a condition to purchasing from or through the Cooperative. As of October 31, 1996, there were 624 stockholder members of the Cooperative.

                                  CAPITAL STOCK

MEMBERSHIP COMMON STOCK


         The Cooperative is authorized to issue 2,000 shares of Membership Common Stock, no par value, of which 665 shares were issued and outstanding on October 31, 1997. The summary description of Membership Common Stock provisions which follows is subject in all respects to the Certificate of Incorporation and the Bylaws of the Cooperative.


         Issuance in Series. Membership Common Stock is offered and issued in series as indicated in the discussion below of Series A through Series Q. The Cooperative's Certificate of Incorporation also provides for nine Series of Membership Common Stock which are designated Series R through Series Z. The Board of Directors has no current specific intention to issue any shares of the Series R through Z Membership Common Stock and is prohibited from doing so without further amendment of the Bylaws.


         KFC Operators. Operators of KFC retail outlets, except for KFC Management, the NCAC, Harman and Scott's, are entitled to purchase one share of Membership Common Stock of Series A through Series G, inclusive, depending upon their being deemed to operate a KFC retail outlet in one or more of the states designated below:


         Series                      Area
         ------                      ----
           A        -        Indiana, Michigan, Ohio and West Virginia

         B        -        Arkansas, Colorado, Kansas, Missouri, New Mexico,
                           Oklahoma and Texas

         C        -        Connecticut, Delaware, District of Columbia, Maine,
                           Maryland, Massachusetts, New Hampshire, New Jersey,
                           New York, Pennsylvania, Rhode Island and Vermont

         D        -        Alaska, Hawaii, Idaho, Montana, Oregon, Washington
                           and Wyoming

         E        -        Alabama, Florida, Georgia, Kentucky, Louisiana,
                           Mississippi, North Carolina, South Carolina,
                           Tennessee and Virginia

         F        -        Illinois, Iowa, Minnesota, Nebraska, North Dakota,
                           South Dakota and Wisconsin

         G        -        Arizona, California, Nevada and Utah



         Harman has purchased one share of Series H Membership Common Stock. Scott's has purchased one share of Series I Membership Common Stock. Operators of KFC retail outlets in Foreign Territories are entitled to purchase one share of Series J Membership Common Stock. KFC Management has purchased one share of Series K Membership Common Stock and the NCAC has purchased one share of Series L Membership Common Stock. Operators of KFC retail outlets in Canada, including Tricon Global Restaurants (Canada), Inc., are entitled to purchase one share of Series M Membership Common Stock.

         The Series H and Series I Membership Common Stock held by Harman and Scott's, respectively, provides for the election of one director and the series of such stock held by KFC Management and the NCAC each provide for the election of two directors. The Bylaws of the Cooperative provide that if Harman or Scott's at any time owns or operates fewer than 100 KFC outlets, or if KFC Management owns or operates fewer than 200 KFC outlets, then the share of Membership Common Stock owned by said Operator must be exchanged for one share of Membership Common Stock of such other Series as such Operator is otherwise eligible to purchase.

         Taco Bell Operators. Section 2.4 of the Cooperative's Bylaws designates Series N through Q as Series available to Taco Bell Franchisees. Depending upon the number of shares of Store Common Stock issued with respect to Taco Bell retail outlets ("Taco Bell Store Common Stock"), Taco Bell Operators will be issued and hold Series N, O, P or Q.

         If less than 400 shares of Store Common Stock are issued and outstanding with respect to Taco Bell retail outlets, only Series N will be issued to Taco Bell Operators. If and when 400 or more but less than 650 shares of Taco Bell Store Common Stock are issued and outstanding, all Taco Bell Operators will hold Series O Membership Common Stock. If and when 650 or more but less than 900 shares of Taco Bell Store Common Stock are issued and outstanding, then Taco Bell Operators will hold Series O or Series P Membership Common Stock (depending on the region in which the Stockholder Members' retail outlets are located). If and when 900 or more shares of Taco Bell Store Common Stock are issued and outstanding, then Taco Bell Operators will hold Series O, P, or Q Membership Common Stock (depending on the region in which the Stockholder Members' retail outlets are located).


         When the number of shares of Store Common Stock issued and outstanding with respect to Taco Bell retail outlets increases or decreases to the various thresholds described above, then the shares of Membership Common Stock held by Taco Bell Operators will automatically convert into the appropriate Series. Because of the possibility of this conversion, certificates representing shares of Membership Common Stock held by Taco Bell Operators will bear a legend indicating that there could be a conversion from one Series to another Series.

         The various Series, number of shares of Store Common Stock required to trigger a conversion into a new Series and the various Taco Bell regions are set forth below:


         COLUMN 1                      COLUMN 2                            COLUMN 3
         --------                      --------                            --------
          SERIES                    TACO BELL REGIONS                  NUMBER OF TACO BELL STORE SHARES
          ------                    -----------------                  --------------------------------

            N                         1 through 6                      Less than 400
---------------------------------------------------------------------------------------------------------

            O                         1 through 6                      Less than 650, but
                                                                       400 or more
---------------------------------------------------------------------------------------------------------

            O                         1, 2 and 3                       Less than 900, but
                                                                       650 or more

            P                         4, 5 and 6
---------------------------------------------------------------------------------------------------------

            O                         1 and 2

            P                         3 and 4                          900 or more

            Q                         5 and 6


         The Taco Bell regions listed in Column 1 below include the areas set forth in the corresponding line(s) of Column 2 below.


                  COLUMN 1                           COLUMN 2
                  --------                           --------

             REGION NUMBER                    REGION
             -------------                    ------

                   1                (Northeast):  Connecticut, Delaware, District of Columbia,
                                    Maine, Maryland, Massachusetts, New Hampshire, New Jersey,
                                    New York, Pennsylvania, Rhode Island, Vermont, Virginia
                                    and West Virginia.

                   2                (Southeast):  Alabama, Florida, Georgia, Kentucky, Mississippi,
                                    North Carolina, South Carolina and Tennessee.

                   3                (Midwest):  Illinois, Indiana, Iowa, Kansas, Michigan,
                                    Minnesota, Missouri, Nebraska, North Dakota, Ohio, South
                                    Dakota and Wisconsin.

                   4                (Southwest):  Arkansas, Arizona, Louisiana, New Mexico,
                                    Oklahoma and Texas.

                   5                (Northwest):  Alaska, Colorado, Idaho, Montana, Oregon,
                                    Utah, Washington, Wyoming and Northern California (all of
                                    California except the counties of San Luis Obispo, Santa
                                    Barbara, Kern, Ventura, Los Angeles, San Bernardino,
                                    Orange, Riverside, San Diego and Imperial).

                   6                (Far West):  Hawaii, Guam, Nevada and the California
                                    counties of San Luis Obispo, Santa Barbara, Kern, Ventura,
                                    Los Angeles, San Bernardino, Orange, Riverside, San Diego
                                    and Imperial.


         Voting Rights. Each class of Series A through Series J and Series M and Series N Membership Common Stock is entitled to elect one member of the Board of

Directors, and Series K and Series L stockholders are entitled to elect two members of the Board of Directors; provided, however, that until and unless the holders of Series J and Series M Membership Common Stock hold 100 or more shares of Store Common Stock purchased or held with respect to retail outlets located in the specified region, the Series J or Series M member of the Board of Directors shall be nominated by a holder of Series J or Series M Membership Common Stock, as the case may be, but shall be elected by a plurality vote of all the shares of Membership Common Stock entitled to vote at the annual meeting of stockholders. When and if shares of Series O, P and/or Q are issued and outstanding, holders of those series (i) will nominate and elect a director to represent their respective series and (ii) will collectively be entitled to elect the Taco Bell at large director. Each stockholder member is entitled to cast one vote to elect a member of the Board of Directors to represent its series except for the members of Series K and Series L, which are entitled to cast one vote to elect each of two members of the Board of Directors from their respective series. On all matters except the election of the Board of Directors, each holder of Membership Common Stock is entitled to cast one vote on each matter on which members are entitled to vote. The Bylaws provide that directors may be elected by a plurality of the Series entitled to elect such director. Unless otherwise provided by the Bylaws or required by law, the affirmative vote of two-thirds of the members present at a meeting at which a quorum is in attendance is necessary to decide in favor of any matter.


         Dividend Rights. Dividends may not be declared or paid with respect to Membership Common Stock.

         Limitations on Ownership and Transfer; Redemption. Membership Common Stock may be issued only to persons who satisfy the membership requirements and no more than one share of such stock shall be issued to any one Operator, except for the limited circumstances described below. Section 2.3 of the Bylaws reflects the Cooperative's one franchisee, one vote principle for franchisees as applied to multiple franchises. See "ISSUANCE IN SERIES." When a corporation, partnership or other entity is a franchisee Operator, the owner of more than 50% of the corporation, partnership or other entity is deemed to be the owner of the share of Membership Common Stock issued by the Cooperative. Where no person, corporation, partnership or other entity owns more than 50% of the outstanding ownership interest of a franchisee Operator, the owners of the corporation, partnership or other entity must designate among themselves who will be deemed to own the share of Membership Common Stock.


         Section 2.3 of the Cooperative's Bylaws concerns the Cooperative's determination of precisely who is entitled to vote certain shares of Membership Common Stock in situations involving individuals who, through different corporations, partnerships or other affiliations, may have an interest in more than one share of Membership Common Stock. The Bylaws provide that no person, firm or entity is entitled to own or have an interest in, directly or indirectly, more than one share of Membership Common Stock (the "Base Share"), except for (a) any interest a franchisee may have in the share of Membership Common Stock held by the NCAC, (b) any interest which a franchisee may have in either (i) one (but only one) share of the Cooperative's Series A through I Membership Common Stock if a franchisee's Base Share is a share of the Cooperative's Series N through Q Membership Common Stock or (ii) one (but only one) share of the Cooperative's Series N through Q Membership Common Stock if a franchisee's Base Share is a share of the Cooperative's Series A through I Membership Common Stock, (c) if a franchisee's Base Share is not a share of the Cooperative's Series J Membership Common Stock, any interest a franchisee may have in one (but only one) share of the Series J Membership Common Stock, (d) if a franchisee's Base Share is not a share of the Cooperative's Series M Membership Common Stock, any interest a franchisee may have in one (but only one) share of the Series M Membership Common Stock, (e) any interest which KFC Management may have in Tricon Global Restaurants (Canada), Inc.'s Series M share, and any interest which Tricon Global Restaurants (Canada), Inc. may have in KFC Management's Series K share by reason of KFC Management and Tricon Global Restaurants (Canada), Inc., and (f) any interest a franchisee may have in a share of Membership Common Stock held by a firm or entity in which the franchisee owns fifty percent or less and with respect to which the franchisee refrains from voting or participating in the voting of the share of Membership Common Stock. For these purposes, a franchisee includes a licensee.

         If any holder of Membership Common Stock has ceased to be a member of the Cooperative because it is no longer an Operator or owns less than the required amount of Store Common Stock, such stock will be called for redemption at $10.00 per share. Under Delaware law, the Cooperative may not repurchase any shares of its common stock when the capital of the Cooperative is impaired or when such repurchase would cause any impairment of the capital of the Cooperative. Membership Common Stock may not be transferred to any person or entity other than the Cooperative.

         Liquidation Rights. In the event of any liquidation of the Cooperative or other disposition of its assets, the holders of Membership Common Stock would be entitled to receive $10.00 per share before any distributions to the holders of Store Common Stock are made. Any net assets remaining after the payment of the $10.00 per share to the holders of Membership Common Stock shall be distributed to holders of the Store Common Stock.

         General. Membership Common Stock has no preemptive rights. The shares of Membership Common Stock are, when issued, duly authorized, validly issued and fully paid and nonassessable and the holders thereof will not be liable for any payment of the Cooperative's debts.

STORE COMMON STOCK


         The Cooperative is authorized to issue 10,000 shares of Store Common Stock, no par value, of which 6,091 shares were issued and outstanding on October 31, 1997. The summary description of Store Common Stock provisions which follows is subject in all respects to the Certificate of Incorporation and the Bylaws of the Cooperative.


         Voting Rights. The holders of Store Common Stock are not thereby entitled to vote for directors, to participate in meetings or management of the Cooperative or to vote in any proceedings except in such statutory proceedings as to which their votes are required by law.

         Dividend Rights. The holders of Store Common Stock are entitled to receive dividends if, when, and as declared by the Board of Directors. There is no current intention to pay any dividends on Store Common Stock on a per share basis. See "DIVIDEND POLICY" and "PATRONAGE DIVIDEND PROGRAM."

         Limitations on Ownership and Transfer; Redemption. Store Common Stock may be issued only to persons who satisfy the stockholder membership requirements, and generally each member must purchase that number of shares of Store Common Stock equal to the total number of KFC or Taco Bell retail outlets which such member owns and operates. For these purposes, (a) the term "total number . . . of retail outlets" means the total number of traditional retail outlets, plus one-half rounded up to the nearest even number of the total number of non-traditional outlets, and (b) the term "non-traditional retail outlet" means an outlet with more than one of the following characteristics: (i) a five-year or shorter license, (ii) a limited menu, (iii) sales from a kiosk or other transportable unit, (iv) sales from a segregated food service area at a location in a facility (such as an airport, athletic stadium, university or school) established for a primary purpose other than selling food for reasonably immediate consumption, (v) anticipated sales volume less than anticipated sales volume for a traditional unit, (vi) sales in conjunction with sales of another food concept, or (vii) such other characteristics as the Board of Directors may determine are indicative of a non-traditional retail outlet. Only holders of record of a share of Membership Common Stock may purchase shares of Store Common Stock. Store Common Stock may be transferred to persons, firms or entities who qualify for membership in the Cooperative only if the Cooperative does not exercise its right of first refusal to purchase such shares. A member desiring to transfer one or more shares of Store Common Stock must first offer such shares to the Cooperative on the same terms and conditions to which the member has agreed with such other person, firm or entity making an offer to pur-chase said stock. If the Cooperative declines its right of first refusal or does not respond to the offer within 90 days, the member, within 60 days thereafter, may sell, assign or otherwise transfer the shares to the person, firm or entity making the offer to purchase the shares, provided such person, firm or entity qualifies for membership in the Cooperative. If the shares are not sold or otherwise transferred within the 60 day period referred to above, the shares may not be sold or transferred without the member again offering the shares to the Cooperative.

         Pursuant to a policy adopted by the Cooperative's Board of Directors, the Cooperative is authorized to purchase, for not more than the amount of the member's equity per share at the end of the Cooperative's fiscal year next preceding the date of purchase, a certain number of shares of Store Common Stock in each of the Cooperative's fiscal quarters. The Cooperative therefor may, but generally has no obligation to, repurchase shares of Store Common Stock from a member which owns shares in excess of the number required for membership. In any event, the Cooperative has no intention of repurchasing substantial numbers of shares of Store Common Stock. For a discussion of a commitment by the Cooperative to repurchase from Canadian stockholders shares of Store Common Stock at the original purchase price, see "Patronage Dividend Program - Patronage Dividend Program for Canadian Stockholders."

         Liquidation Rights. In the event of any liquidation of the Cooperative or other disposition of its assets, the holders of Store Common Stock shall be entitled to receive the net assets of the Cooperative remaining after payment of all debts and liabilities of the Cooperative and payment of $10.00 per share to the holders of Membership Common Stock. Liquidating distributions will be made on the basis of past patronage with the Cooperative rather than number of shares of Store Common Stock owned. See "PATRONAGE DIVIDEND PROGRAM."

         General. Store Common Stock has no preemptive or conversion rights. The shares of Store Common Stock are, when issued, duly authorized, validly issued and fully paid and nonassessable and the holders thereof will not be liable for any payment of the Cooperative's debts.

REPORTS TO STOCKHOLDERS

         The Cooperative intends to send to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited financial statements.

                INDEMNIFICATION AND LIMITS ON MONETARY LIABILITY

         Article VIII of the Cooperative's Certificate of Incorporation provides that a director shall not be personally liable to the Cooperative or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Cooperative or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Only directors, not officers, may benefit from the provisions of Article VIII. The limitations of liability extend only to the elimination of a recovery of a monetary remedy. Shareholders may still seek equitable relief, such as an injunction, against any action by a director that is inappropriate.

         Article VII of the Cooperative's Bylaws provides for the indemnification of officers or directors party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the officer or director acted in good faith and reasonably believed his actions were not opposed to the best interests of the Cooperative. Officers and directors are not indemnified for criminal actions where they have reason to believe their conduct is unlawful, or in connection with any matter where the officer or director is adjudged to have been liable for negligence or misconduct in the performance of his duty, unless a court deems such officer or director to be fairly and reasonably entitled to indemnity.

         The Cooperative has obtained a policy of insurance under which the Cooperative and its directors and officers are insured subject to specific exclusions and deductible and maximum amounts against loss deriving from any claim which may be made against the Cooperative or any director or officer of the Cooperative by reason of any act done or alleged to have been done while acting in their respective capacities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Cooperative pursuant to the foregoing provisions, or otherwise, the Cooperative has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore unenforceable.

                                LEGAL PROCEEDINGS

         The Cooperative is named as a defendant in various actions in the ordinary course of its business. The Cooperative believes these proceedings are incidental to its business and are not likely to result in materially adverse judgments.


                                  LEGAL MATTERS

         Brown, Todd & Heyburn PLLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky, has passed upon the legality of the securities offered hereby.

                                     EXPERTS

         The consolidated financial statements and schedule of the Cooperative as of October 31, 1997 and 1996, and for each of the years in the three-year period ended October 31, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                    KFC NATIONAL PURCHASING COOPERATIVE, INC.
                                AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                        Consolidated Financial Statements

                            October 31, 1997 and 1996

                    With Independent Auditors' Report Thereon

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)


                   Index to Consolidated Financial Statements



                                                                                                       Page(s)
                                                                                                       -------

Independent Auditors' Report                                                                             F-1

Consolidated Balance Sheets - October 31, 1997 and 1996                                                  F-2

Consolidated Statements of Income - Years ended
     October 31, 1997, 1996 and 1995                                                                     F-3

Consolidated Statements of Members' Equity - Years ended
     October 31, 1997, 1996 and 1995                                                                     F-4

Consolidated Statements of Cash Flows - Years ended
     October 31, 1997, 1996 and 1995                                                                     F-5

Notes to Consolidated Financial Statements                                                               F-6

                          Independent Auditors' Report

The Board of Directors and Stockholders
KFC National Purchasing Cooperative, Inc.:

We have audited the accompanying consolidated balance sheets of KFC National Purchasing Cooperative, Inc. (d/b/a FoodService Purchasing Cooperative, Inc.) and subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of income, members' equity, and cash flows for each of the years in the three-year period ended October 31, 1997. These consolidated financial statements are the responsibility of the Cooperative's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KFC National Purchasing Cooperative, Inc. and subsidiaries as of October 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Louisville, Kentucky
December 8, 1997

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                           Consolidated Balance Sheets

                            October 31, 1997 and 1996

                             (Dollars in thousands)

                   Assets                                                       1997        1996
                   ------                                                     --------    --------
Current assets:
    Cash and cash equivalents                                                 $    160       6,876
    Accounts and note receivable, less allowance for losses
       of $1,409 in 1997 and $1,329 in 1996                                     41,040      37,322
    Inventories:
       Food                                                                      1,662       1,498
       Equipment and promotional items                                           3,853         980
                                                                              --------    --------
                                                                                 5,515       2,478
    Refundable income taxes                                                         --          32
    Current note receivable from related party                                      60          60
    Prepaid expenses                                                               130         133
    Deferred income taxes                                                          614         583
                                                                              --------    --------
                    Total current assets                                        47,519      47,484
                                                                              --------    --------
Office equipment, at cost, less accumulated depreciation
    of $3,039 in 1997 and $2,880 in 1996                                           660         669
Note receivable from related party, excluding current portion                      118         174
Note receivable                                                                    832         832
Deferred income taxes                                                              108         116
Other assets                                                                       563         170
                                                                              --------    --------
                                                                              $ 49,800      49,445
                                                                              ========    ========
       Liabilities and Members' Equity
       -------------------------------
 Current liabilities:
    Short-term borrowings                                                     $    572       1,438
    Accounts payable                                                            21,124      22,077
    Accrued expenses                                                             4,299       3,027
    Premium deposits                                                               329         339
    Patronage dividend                                                           2,890       2,762
                                                                              --------    --------
                    Total current liabilities                                   29,214      29,643

Long-term note payable                                                           3,000       3,000
                                                                              --------    --------
                    Total liabilities                                           32,214      32,643
Commitments and contingencies

Members' equity:
    Membership common stock, voting, no par value; authorized 2,000 shares;
       issued and outstanding, 665 shares in 1997 and 624 shares in 1996             7           6
    Store common stock, no par value; authorized 10,000 shares; issued and
       outstanding, 6,091 shares in 1997 and 5,946 shares in 1996                 1700       1,646
    Retained earnings                                                           15,930      15,182
    Currency translation adjustment                                                (51)        (32)
                                                                              --------    --------
                                                                                17,586      16,802
                                                                              --------    --------
                                                                              $ 49,800      49,445
                                                                              ========    ========

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                        Consolidated Statements of Income

                   Years ended October 31, 1997, 1996 and 1995

                             (Dollars in thousands)

                                                   1997           1996           1995
                                                 ---------      ---------      ---------

Net sales                                        $ 600,132        580,441        537,116

Cost of goods sold                                 583,891        564,370        523,724
                                                 ---------      ---------      ---------

              Gross profit                          16,241         16,071         13,392

Selling, general and administrative expenses        12,266         11,006         10,645

Provision for losses on receivables                    175            406            264

Other income (expense):
     Service charges                                   187             90            112
     Interest income                                   339            508            352
     Interest expense                                 (285)          (270)          (267)
     Miscellaneous                                     112             70             91
                                                 ---------      ---------      ---------
                                                       353            398            288
                                                 ---------      ---------      ---------

              Income before patronage
                 dividend and income taxes           4,153          5,057          2,771

Patronage dividend                                   2,890          2,762          1,246
                                                 ---------      ---------      ---------
              Income before income taxes             1,263          2,295          1,525

Provision for income taxes                             515            909            616
                                                 ---------      ---------      ---------

              Net income                         $     748          1,386            909
                                                 =========      =========      =========

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Consolidated Statements of Members' Equity

                   Years ended October 31, 1997, 1996 and 1995

                (Dollars in thousands, except per share amounts)

                                                Common Stock
                                        ----------------------------
                                                       Amount                      Currency
                                                --------------------    Retained  Translation
                                        Shares  Membership    Store     Earnings   Adjustment
                                        ------  ----------    ------    --------  -----------

Balances, October 31, 1994                          $  6       1,543       12,887      (38)
Proceeds from sales of common stock:
     Membership, at $10 per share           17
     Store, at $400 per share              154                    62
Retirement of common stock:
     Membership, at $10 per share          (16)
     Store, at $400 per share              (44)                  (18)
Costs in connection with sales of
     common stock                                                 (5)
Net income for the year ended
     October 31, 1995                                                         909
Currency translation adjustment                                                          3
                                                    ----      ------       ------      ---

Balances, October 31, 1995                             6       1,582       13,796      (35)
Proceeds from sales of common stock:
     Membership, at $10 per share           55
     Store, at $400 per share              225                    90
Retirement of common stock:
     Membership, at $10 per share          (17)
     Store, at $400 per share              (58)                  (22)
Costs in connection with sales of
     common stock                                                 (4)
Net income for the year ended
     October 31, 1996                                                       1,386
Currency translation adjustment                                                          3
                                                    ----      ------       ------      ---

Balances, October 31, 1996                             6       1,646       15,182      (32)
Proceeds from sale of common stock:
     Membership, at $10 share               77         1
     Store, at $400 per share              331                   132

Retirement of common stock:
     Membership, at $10 per share          (36)
     Store, at $400 per share             (186)                  (75)

Costs in connection with sales of
     common stock                                                 (3)

Net income for the year ended
     October 31, 1997                                                         748

Currency translation adjustment                                                        (19)
                                                    ----      ------       ------      ---
Balances, October 31, 1997                          $  7       1,700       15,930      (51)
                                                    ====      ======       ======      ===

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                      Consolidated Statements of Cash Flows

                   Years ended October 31, 1997, 1996 and 1995

                             (Dollars in thousands)

                                                              1997         1996         1995
                                                            -------       ------       ------
Cash flows from operating activities:
    Net income                                              $   748        1,386          909
    Adjustments to reconcile net income
       to net cash provided by (used in) operating
          activities:

          Depreciation and amortization                         377          418          487
          Provision for losses on receivables                   175          406          264
          (Gain) loss on disposals                                7           (1)           2
          Deferred income tax expense (benefit)                 (23)          44          (37)
    Changes in operating assets and liabilities:
          (Increase) in accounts receivable                  (3,893)      (3,207)        (216)
          (Increase) decrease in inventories                 (3,037)         462        1,261
          Decrease in refundable income taxes                    32            6            5
          (Increase) decrease in prepaid expenses                 3          (52)          36
          Increase (decrease) in accounts payable              (953)       2,318          133
          Increase (decrease) in accrued expenses             1,272          789       (2,027)
          Decrease in premium deposits                          (10)         (23)         (13)
          Increase in patronage dividend                        128        1,516          677
                                                            -------       ------       ------
              Net cash provided by (used in)
                 operating activities                        (5,174)       4,062        1,481
                                                            -------       ------       ------
Cash flows from investing activities:
    Repayments of loan from related party                        56           79           66
    Repayments of note receivable                                --           12          139
    Increase in other assets                                   (446)         (74)          --
    Additions to office equipment                              (322)        (291)        (242)
    Proceeds from sale of office equipment                       --           17           --
                                                            -------       ------       ------
              Net cash used in investing activities            (712)        (257)         (37)
                                                            -------       ------       ------
Cash flows from financing activities:
    Increase (decrease) in short-term borrowings, net          (866)         561          343
    Proceeds from sale of stock, net of costs                   130           86           57
    Retirement of stock                                         (75)         (22)         (18)
                                                            -------       ------       ------
              Net cash provided by (used in) financing
                 activities                                    (811)         625          382
                                                            -------       ------       ------
Effect of change in exchange rates on cash and cash
   equivalents                                                  (19)           3            3
                                                            -------       ------       ------
              Net increase (decrease) in cash and cash
                 equivalents                                 (6,716)       4,433        1,829
Cash and cash equivalents - beginning of year                 6,876        2,443          614
                                                            -------       ------       ------
Cash and cash equivalents - end of year                     $   160        6,876        2,443
                                                            =======       ======       ======
Supplemental information:

    Income taxes paid                                       $   468          937          470
                                                            =======       ======       ======
    Interest paid                                           $   285          270          267
                                                            =======       ======       ======
    Account receivable exchanged for note receivable        $    --           --          934
                                                            =======       ======       ======

See accompanying notes to consolidated financial statements.

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(1) Basis of Presentation

       The primary purpose of KFC National Purchasing Cooperative, Inc. (d/b/a
          FoodService Purchasing Cooperative, Inc.) and Subsidiaries (the Cooperative) is to operate as a central procurement organization, making volume purchases of various foods, equipment and supplies primarily for the benefit of Kentucky Fried Chicken (KFC) and Taco Bell retail operators and their distributors (see note 7).

       KFC Franchisee Purchasing of Canada, Inc., a wholly-owned subsidiary, is a procurement organization for the benefit of Canadian KFC retail operators and their distributors. FoodService Purchasing Cooperative International, Inc., a wholly-owned subsidiary, was formed in 1997 to provide similar services to international franchisees, other than Canada. Kenco Insurance Agency, Inc. sponsors and helps administer insurance programs primarily for KFC franchisees. KFC Franchisee Finance Company, Inc., another wholly-owned subsidiary, has provided financing for equipment purchases of KFC franchisees. In view of the overall nature of its operations, the Cooperative is considered to operate in a single industry segment. The more significant accounting policies of the Cooperative are as follows:

       (a)  Consolidation

            The accompanying financial statements include the accounts of
                KFC National Purchasing Cooperative, Inc. and its wholly-owned subsidiaries, KFC Franchisee Insurance Program, Inc. and its wholly-owned subsidiary, Kenco Insurance Agency, Inc., KFC Franchisee Purchasing of Canada, Inc., FoodService Purchasing Cooperative International, Inc. and KFC Franchisee Finance Company, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. The operation of KFC Franchisee Purchasing of Canada, Inc. and FoodService Purchasing Cooperative International, Inc. represent less than 10% of net sales and total assets of the Cooperative.

       (b)  Revenue Recognition

            The Cooperative purchases a majority of merchandise for its customers from suppliers without taking physical possession of the products. The suppliers ship directly to the customers. The Cooperative takes title to the merchandise and assumes the risks related to taking title upon shipment to the customer based on purchase order terms. For accounting purposes, the Cooperative recognizes revenues and the related costs upon receipt of notification of shipment, primarily an invoice, from the supplier. Management believes the consistent application of this accounting method does not have a significant impact upon the consolidated financial statements.


                                                                     (Continued)

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(1)    Basis of Presentation (Continued)

       (c)  Inventories

            Inventories are stated at the lower of cost or market. At October
                31, 1997 and 1996, cost of inventories was primarily determined on the last-in, first-out (LIFO) method. If inventories were valued using the first-in, first-out (FIFO) method, they would have been approximately $19,000 and $59,000 higher at October 31, 1997 and 1996, respectively.

            During 1996 and 1995, LIFO inventory layers were reduced. This reduction resulted in charging lower inventory costs prevailing in previous years to cost of goods sold, thus reducing costs of goods sold by approximately $18,000 and $166,000 in 1996 and 1995, respectively, below the amount that would have resulted from replacing the liquidated inventory at end of year prices.

       (d)  Checks Drawn in Excess of Book Balance

            Included in accounts payable are checks drawn in excess of book balance. Such amounts were approximately $2,406,000 and $424,000 at October 31, 1997 and 1996, respectively.

       (e)  Depreciation and Amortization Expense

            Provision for depreciation and amortization is made on the basis of the estimated useful lives of the assets. Principally, the double declining-balance method is used for depreciation of office equipment and the straight-line method is used for amortization of other assets.

            Other assets principally consist of the unamortized portion of non-competition agreements, goodwill and loan origination fees. The non-competition agreements are being amortized over 13 and 5 years. The loan origination fees are being amortized over 5 and 3 years. Goodwill is being amortized over 15 years.

       (f)  Statement of Cash Flows

            For purposes of the consolidated statements of cash flows, the
                Cooperative considers all short-term highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                                                                     (Continued)

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(1)    Basis of Presentation (Continued)

       (g)  Translation of Foreign Currency

            The financial statements of KFC Franchisee Purchasing of Canada,
                Inc. are translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". FoodService Purchasing Cooperative International, Inc. operates in U.S. funds. Foreign currency transaction gains and losses were not significant in 1997, 1996 and 1995.

       (h)  Income Taxes

            Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (i)  Reclassifications

            Certain reclassifications of 1996 amounts have been made to conform to the 1997 presentation.

       (j)  Use of Estimates

            Management of the Cooperative has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                                                                     (Continued)

          KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(2)    Accounts Receivable and Significant Group Concentration of Credit Risk

       As of October 31, 1997 and 1996, substantially all of the Cooperative's receivables are obligations of retail operators and their distributors. The Cooperative does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, limits and monitoring procedures.

       The note receivable is due from a former distributor customer. In 1995, the Cooperative converted an account receivable from this customer to a note receivable. The note calls for weekly principal and interest payments of $5,000. The note bears interest at 6%. The customer has not made timely payments as proscribed by the note and is in default, however, the Cooperative believes it has adequately provided for the eventual loss, if any, related to this note. The note is secured by a second mortgage on a building owned by the customer who is actively attempting to sell the property. Management believes that the value of the building is greater than the first and second mortgages.

(3)    Borrowing Arrangements

       The Cooperative has a $3,000,000 term note with its primary bank.
          Accounts receivable and other property are pledged as collateral. Terms require monthly interest payments, with a balloon principal payment due May 2, 1999. The outstanding balance accrues interest at an annual fixed rate of 6.95%.

       The Cooperative has a line of credit of $8,000,000 with its primary bank, of which the entire amount was available on October 31, 1997. Accounts receivable and other property are pledged as collateral for borrowings under the line. Borrowings on the line of credit bear interest at an annual rate equal to the Federal Funds Rate plus 120 basis points (6.74% as of October 31, 1997). This line of credit expires on May 2, 1998.

       The Cooperative has a $3,000,000 line of credit with National Cooperative
          Bank (the Bank), of which the entire amount was available as of October 31, 1997. Equipment accounts receivable and equipment inventory are pledged as collateral for borrowings under the line. Borrowings on this line of credit bear interest at LIBOR plus 140 basis points (7.056% as of October 31, 1997). This line of credit expires May 1, 1998. The President of the Cooperative served as a director of the Bank from May 1991 to May 1997.

       The Cooperative has a $4,000,000 (Canadian dollars) line of credit with a Canadian bank, of which approximately $3,194,000 (Canadian dollars) is available at October 31, 1997. Accounts receivable of the Cooperative's Canadian subsidiary are pledged as collateral for borrowings under this line. Borrowings on this line of credit bear interest at an annual rate equal to the bank's prime lending rate with respect to Canadian dollar commercial loans made in Canada (5.25% as of October 31, 1997). This line of credit expires on May 16, 1998.

                                                                     (Continued)

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(4)    Income Taxes

       Income tax expense for the years ended October 31, 1997, 1996 and 1995 consists of:

                                                  1997           1996          1995
                                                ---------       -------      --------
       Currently payable:
            Federal                             $ 414,000       663,000       551,000
            State and local                       124,000       202,000       102,000
       Deferred - all taxing jurisdictions        (23,000)       44,000       (37,000)
                                                ---------       -------      --------
                                                $ 515,000       909,000       616,000
                                                =========       =======      ========

       A reconciliation of the difference between income tax expense computed at the Federal statutory rate of 34% and income tax expense follows:

                                                  1997           1996          1995
                                                ---------       -------      --------

       Computed "expected" tax expense          $ 429,000       780,000       519,000
          Increase (reduction) in income taxes
             resulting from:
               State and local income taxes,
                  net of federal income tax
                  benefit                          83,000       133,000        67,000
               Other, net                           3,000        (4,000)       30,000
                                                ---------       -------      --------
                                                $ 515,000       909,000       616,000
                                                =========       =======      ========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at October 31 are presented below:


                                                                 1997          1996
                                                                -------      --------

       Accounts receivable, principally due to
          allowance for doubtful accounts                       $575,000      545,000

       Lease recognition                                          55,000       85,000
       Accounting  reserves  not  currently  deductible
          for income tax purposes                                 64,000       61,000
       Other                                                      28,000        8,000
                                                                --------      -------
                   Net deferred tax asset                       $722,000      699,000
                                                                ========      =======

       Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, no valuation allowance for deferred tax assets was recorded as of October 31, 1997 and 1996.

                                                                     (Continued)

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(4)    Income Taxes (Continued)

       The Board of Directors is authorized, after considering the Cooperative's need for capital and reserves, to distribute patronage cash dividends. The patronage dividend for 1997 is based upon shareholder members' retaining membership in the Cooperative through October 31, 1997 and the value of any purchase of equipment and supplies made from the Cooperative, or through participating distributors from November 1, 1996 through October 31, 1997. The patronage dividends for 1996 and 1995 were based upon similar facts as described in the preceding sentence.

       The Internal Revenue Code of 1986, as amended, provides that corporations
          "operating on the cooperative basis" generally may exclude from their taxable income amounts paid as patronage dividends. The Cooperative would be liable for taxes associated with the disallowance of any patronage dividend deduction.

(5)    Membership and Store Common Stock

       Membership common stock may be issued only to persons who satisfy shareholder membership requirements and no more than one share of such stock will be issued to any one person. Membership common stock may not be transferred to any person other than the Cooperative. In the event that a shareholder no longer qualifies for membership, the Cooperative is required to redeem such shareholder's membership common stock at a redemption price of $10.00 per share.

       Store common stock may be issued only to persons who satisfy the shareholder membership requirements and each shareholder member must generally purchase one share of store common stock for each KFC or Taco Bell retail outlet which such shareholder member owns and operates. Store common stock may be transferred to persons, firms or entities who qualify for membership in the Cooperative if the Cooperative does not exercise its right of first refusal to purchase such shares.

                                                                     (Continued)

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(6)    Major Customers

       The Cooperative had sales to certain distributors in excess of 10% of net sales. One customer accounted for sales of approximately $104,000,000, $120,000,000, and $127,000,000 for the years ended October 31, 1997,
          1996 and 1995, respectively. This customer's outstanding accounts receivable balances were approximately $6,659,000 and $7,094,000 at October 31, 1997 and 1996, respectively. A second customer accounted for sales of approximately $99,874,000, $84,000,000 and $70,000,000 for the years ended October 31, 1997, 1996 and 1995, respectively. This customer's outstanding accounts receivable balances were approximately $6,306,000 and $6,104,000 at October 31, 1997 and 1996,
          respectively. A third customer accounted for sales of approximately $86,773,000 and $80,300,000 for the years ended October 31, 1997 and 1996, respectively. This customer's outstanding accounts receivable balances were approximately $5,552,000 and $4,758,000 at October 31, 1997 and 1996, respectively.

       In October 1997, PepsiCo, Inc. spun off its three primary restaurant divisions, KFC, Taco Bell and Pizza Hut, into a new public company, Tricon Global Restaurants, Inc. (Tricon). Also during fiscal 1997, PepsiCo sold its restaurant distribution subsidiary, Pepsi Food Systems ("PFS") to AmeriServe Food Distribution, Inc. (AmeriServe). AmeriServe has been and continues to be the second largest Cooperative customer, purchasing goods for distribution to primarily KFC franchisees. When AmeriServe purchased PFS, it acquired rights under a five year distribution agreement which now binds Tricon to use AmeriServe's distribution services for Tricon owned KFC, Taco Bell and Pizza Hut outlets, and which binds the purchasers of Taco Bell and Pizza Hut outlets sold as part of Tricon's announced program for refranchising certain Tricon owned restaurants to existing and new franchisees. The Cooperative and its members continue to monitor their relationship with AmeriServe. AmeriServe does not purchase goods through the Cooperative for distribution under its five year Tricon agreement. The impact of Tricon's formation and AmeriServe's acquisition of PFS on the business of the Cooperative remains uncertain.

                                                                     (Continued)

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(7)    Retirement Plan

       The Cooperative has a thrift and profit-sharing plan and a money purchase pension plan which covers all employees who meet certain requirements as to age and length of service. The thrift and profit-sharing plan is funded under two allocation methods. The first is funded through a thrift plan agreement under Section 401(k) of the Internal Revenue Code whereby contributions made by those employees who elect to participate are matched, in accordance with plan guidelines and limitations, by the Cooperative. The second allocation, which covers all employees and was introduced in 1986, is funded by the Cooperative as determined by the Board of Directors, subject to certain limitations. The money purchase pension plan, established November 1, 1991, provides for an employer matching contribution of 2% to 7% of eligible compensation.

       The Cooperative's combined contributions relating to these plans were approximately $556,000, $498,000 and $416,000 for 1997, 1996 and 1995,
          respectively.

(8)    Commitments and Contingencies

       The Cooperative leasing arrangements include office space and equipment leased under customary leasing arrangements which include in some instance options to renew or purchase the leased items. All such leases are considered operating leases.

       The following is a schedule of future lease obligations:

                  Year ending October 31:
                  -----------------------

                            1998                                                  $  937,000
                            1999                                                     925,000
                            2000                                                     363,000
                            2001                                                      57,000
                                                                                  ----------
                                                                                  $2,282,000
                                                                                  ==========

       Rental expense was approximately $774,000, $719,000 and $664,000 in 1997, 1996 and 1995, respectively.

       In the ordinary course of business, the Cooperative becomes involved in various claims and legal actions. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Cooperative's consolidated financial statements.

                                                                     (Continued)

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(8)    Commitments and Contingencies (Continued)

       The Cooperative endeavors to obtain the lowest purchase prices by making large volume purchase commitments at fixed prices and by assuming other procurement functions and risks that reduce the suppliers' cost. These commitments are made throughout the year based on anticipated demands of the restaurant operators, with terms usually of less than a year and conditions varying from product to product. Commitments made in the past have resulted in minimal losses. No significant losses are expected from existing commitments.

       In April 1996, the Cooperative entered into a finance program for stockholder members co-sponsored by the Bank. The program initially provided up to $20,000,000 in loans to Cooperative members which range from $100,000 to an individual maximum of $2,000,000. The Cooperative has guaranteed from 10% to 25% of the declining balance based on each loan's classification. The Bank has agreed to maintain a reserve account which will be applied to losses prior to the Cooperative incurring any loss. The reserve account is funded pursuant to the program agreements. The Bank's commitment to provide such loans terminated in June 1997. As of October 31, 1997, the Bank has funded approximately $7 million of borrowings outstanding under this program. The Cooperative evaluates the credit risk associated with their guarantees through credit and monitoring procedures associated with their approval and periodic payments and reporting from the primary lender, the Bank. Currently, no losses are expected by the Cooperative under this program.

(9)    Financial Instruments

       The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical amounts.

       The carrying amounts of cash and cash equivalents, accounts receivable
          (net), short-term borrowings, accounts payable and accrued expenses approximate the fair value of these instruments because of the short maturity of these instruments.

       The carrying amount of the long-term note payable approximates fair value because the interest rate approximates that currently offered to the Cooperative for similar debt instruments.

       It is not practical to estimate the fair value of the note receivable from related party due to the related party nature of that instrument.

                                                                     (Continued)

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                   Notes to Consolidated Financial Statements

(9)    Financial Instruments (Continued)

       It is not practical to estimate the fair value of the note receivable as the Cooperative is unable to estimate the timing and form of the ultimate settlement of the amounts due the Cooperative.

(10)   Impact of New Accounting Standard

       In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income". Management believes that the adoption of SFAS 130 in fiscal 1999 will not have a material adverse affect on the Cooperative's consolidated financial statements.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

         The estimated expenses payable by the Registrant in connection with the registration of the interests offered hereby, other than underwriting discounts and commissions (of which there are none), are as follows:

Registration fee                                              $        0
NASD filing fee                                                        0
"Blue Sky" filing fee and expenses
 (including legal expenses)                                     2,000.00
Printing expenses                                               2,000.00
Legal fees and expenses                                         7,000.00
Accounting fees and expenses                                    3,500.00
Miscellaneous expenses                                            500.00
                                                              ----------
Total                                                         $15,000.00
                                                              ==========

-------------------

Item 14.          Indemnification of Officers and Directors.

         Article VIII of the Certificate of Incorporation of the Registrant provides as follows:

                                  Article VIII

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.


         Article VII of the Bylaws of the Registrant provides as follows:

                  7.1 Indemnification.

                  (a) The Cooperative shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Cooperative) by reason of the fact that he is or was a director, officer, employee or agent of the Cooperative, or is or was serving at the request of the Cooperative as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Cooperative, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Cooperative, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) The Cooperative shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Cooperative to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Cooperative, or is or was serving at the request of the Cooperative as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Cooperative and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Cooperative unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of the Cooperative has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this
Section 7.1, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this
Section 7.1 (unless ordered by a court) shall be made by the Cooperative only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholder members.

                  (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Cooperative in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Cooperative as authorized in this Section 7.1. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to this Section 7.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) The Cooperative shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Cooperative, or is or was serving at the request of the Cooperative as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Cooperative would have the power to indemnify him against such liability hereunder.

                  (h) For purposes of this Section 7.1, references to the Cooperative shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this
Section 7.1 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this Section 7.1 references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Cooperative" shall include any service as a director, officer, employee or agent of the Cooperative which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Cooperative" as referred to in this Section 7.1.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to this Section 7.1 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) If so provided in the Cooperative's Certificate of Incorporation, a director of the Cooperative shall not be personally liable to the Cooperative or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Cooperative or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 15.     Recent Sales of Unregistered Securities.

         (a) Securities Sold. On December 8, 1992, the Cooperative sold one share of its Series N Membership Common Stock (the "Share") for $10.00 to the International Association of Taco Bell Franchisees, Inc. (the "IATBF").

         (b) Underwriters and Other Purchasers. The Cooperative offered the Share solely to the IATBF in a private offering.

         (c) Consideration. The total consideration for the Share was $10.00. No person received any commission or other such fee in connection with the sale.

         (d) Exemption from Registration Claimed. The Cooperative relied upon the exemption from registration contained in ss.4(2) of the Securities Act of 1933 with respect to the sale of the Share. The stock certificate representing the Share is restricted as to transfer and legend. The Cooperative believes that the IATBF has sufficient knowledge and experience to evaluate the merits of, and is able to bear the economic risk of, the $10.00 investment.

Item 16.     Exhibits and Financial Statement Schedules.

         (a) Exhibits.

                  *3.1 Certificate of Incorporation of Registrant, as amended.

                  *3.2 Bylaws of Registrant, as amended.

                  *4.1 Article IV of Certificate of Incorporation of Registrant, as amended.

                  *4.2 Articles II, III, IV and IX of Bylaws of Registrant, as amended.

                  +5 Opinion of Brown, Todd & Heyburn as to the legality of the securities registered.

                  +10.1 Loan and Security Agreement, dated May 6, 1994, between Registrant and Liberty National Bank and Trust Company of Louisville.


                  **10.2 Employment Agreement between Thomas D. Henrion and the Registrant (management contract required to be filed pursuant to Item 601(10) of Regulation S-K).


                  **10.3 Lease, dated June 21, 1983, between Registrant, as Lessee, and General Electric Corporation, as Lessor and amended on June 20, 1988.

                  **10.4 Form of Distributor Participation Agreement between Registrant and various distributors.

                  **10.5 Lease, dated April 8, 1988, between NTS/Breckinridge, Ltd. d/b/a The Springs and the Registrant.


                  +10.6 Purchasing Affiliation Agreement dated as of June 15, 1994, between the International Franchisee Advisory Council, Inc., and the Registrant.

                  +10.7 Supplemental Benefits/Consulting Agreement between Thomas D. Henrion and the Registrant effective as of January 1, 1994 (management contract required to be filed pursuant to Item 601(10) of Regulation S-K).

                  ***10.8 Amendment No. 1 to Supplemental Benefits/Consulting Agreement between Thomas D. Henrion and the Registrant effective January 1996 (management contract required to be filed pursuant to Item 601(10) of Regulation S-K).

                  ****10.9 Guaranty Agreement dated as of April 18, 1996 between the Registrant and National Consumer Cooperative Bank.

                  ****10.10 Loan Origination and Purchase Agreement dated as of April 18, 1996 between the Registrant and National Consumer Cooperative Bank.

                  *21 Subsidiaries of the Registrant.


                  +23.1 Consent of Brown, Todd & Heyburn is contained in their opinion filed as Exhibit 5 hereto.

                  23.2 Report on Financial Statement Schedule and Consent of Independent Auditors filed as part of Item 16(b).

                  24     Power of Attorney.
-----------------------

         + Previously filed in Registration Statement (File No. 33-56982).

         *Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 [File No. 2-63640].

         **Previously filed in Registration Statement (File No. 33-33801) with the Securities and Exchange Commission on March 9, 1990.

         ***Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995 [File No. 2-63640].

         ****Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1996 [File No. 2-63640].

         (b)  Financial Statement Schedules.

         Report on Financial Statement Schedule and Consent of
           Independent Auditors
         Schedule II-Valuation and Qualifying Accounts


Item 17.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on March 6, 1998.


                                    KFC NATIONAL PURCHASING
                                     COOPERATIVE, INC.


                                    By /s/ Thomas D. Henrion
                                       --------------------------------
                                       Thomas D. Henrion, President and
                                        Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




          *                         Director/Secretary                       March 6, 1998
------------------------
William E. Allen


          *                         Director                                 March 6, 1998
------------------------
Anthony Basile


          *                         Director                                 March 6, 1998
------------------------
James G. Cocolin


          *                         Director                                 March 6, 1998
------------------------
Lois G. Foust


  /s/ Thomas D. Henrion             President and Chief                      March 6, 1998
------------------------            Executive Officer,
Thomas D. Henrion                   Director


          *                         Director                                 March 6, 1998
------------------------
Edward J. Henriquez, Jr.


  /s/ William V. Holden             Vice President and                       March 6, 1998
------------------------            Chief Financial Officer
William V. Holden                   (Principal Accounting
                                    Officer) (Principal
                                    Financial Officer

          *                         Director                                 March 6, 1998
------------------------
Paul A. Houston


          *                         Director                                 March 6, 1998
------------------------
Grover G. Moss


          *                         Director, Vice Chair-                    March 6, 1998
------------------------            man, Treasurer
David G. Neal


          *                         Director                                 March 6, 1998
------------------------
James D. Olson


          *                         Director, Chairman                       March 6, 1998
------------------------            of the Board
Robert P. Peck


          *                         Director                                 March 6, 1998
------------------------
Darlene L. Pfeifer


          *                         Director                                 March 6, 1998
------------------------
Edward W. Rhawn


          *                         Director                                 March 6, 1998
------------------------
Jack M. Richards


          *                         Director                                 March 6, 1998
------------------------
Dean M. Sorgdrager


          *                         Director                                 March 6, 1998
------------------------
Calvin G. White


          *                         Director                                 March 6, 1998
------------------------
Ronald J. Young




By /s/ Thomas D. Henrion                                                     March 6, 1998
  ----------------------
  Thomas D. Henrion
  Attorney-in-fact pursuant
  to powers of attorney filed
  as Exhibit 24 to this Registration
  Statement.

                     Report on Financial Statement Schedule
                       and Consent of Independent Auditors

The Board of Directors and Stockholders
KFC National Purchasing Cooperative, Inc.:


The audits referred to in our report dated December 8, 1997, included the related financial statement schedule for each of the years in the three-year period ended October 31, 1997, included in the Registration Statement. This financial statement schedule is the responsibility of the Cooperative's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG Peat Marwick LLP


Louisville, Kentucky

March 6, 1998

           KFC NATIONAL PURCHASING COOPERATIVE, INC. AND SUBSIDIARIES
                (d/b/a FoodService Purchasing Cooperative, Inc.)

                 Schedule II - Valuation and Qualifying Accounts

                                   Balance        Charged      Charged
                                     at          to Costs     to Other                    Balance
                                  Beginning         and       Accounts    Deductions      at End
Description                       of Period      Expenses     Describe     Describe      of Period
-----------                       ---------      --------     --------     --------      ---------

Allowance for losses
  on receivables:
     Year ended:
         October 31:
              1997               $1,328,869      $175,310       -0-       $ 95,452(A)    $1,408,727
              1996               $1,188,248      $406,490       -0-       $265,869(A)    $1,328,869
              1995               $1,287,682      $264,109       -0-       $363,543(A)    $1,188,248


(A)   Uncollectible accounts and notes written off





                                       S-2